EXHIBIT 10.1

         REVOLVING CREDIT AGREEMENT, dated as of June 1, 1995, among ORYX ENERGY COMPANY, a Delaware corporation (the "Company"), the banks and other financial institutions (each a "Bank" and, collectively, the "Banks") listed in Annex I hereto, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, BARCLAYS BANK PLC, MORGAN GUARANTY TRUST COMPANY OF NEW YORK and NATIONSBANK OF TEXAS, N.A., as Co-Agents (in such capacity, each a "Co-Agent" and, collectively, the "Co-Agents") and BARCLAYS BANK PLC, as Administrative Agent for the Banks in the manner and to the extent described in Section 9 (in such capacity, the "Administrative Agent").


                           W I T N E S S E T H :

         WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Company the credit facility provided for herein to meet the Company's financing needs as of the date of this Agreement by providing a revolving credit commitment in the amount of $500,000,000 (the "Credit Facility");

         WHEREAS, the Company, certain of the Banks ("Original Banks"), the Co-Agents and the Administrative Agent are parties to that certain Revolving Credit Agreement dated as of December 31, 1992 (as amended to the Effective Date (as defined herein), the "Existing Credit Agreement"), and certain of the Banks ("New Banks") are not parties to the Existing Credit Agreement;

         WHEREAS, the New Banks have agreed, subject to the terms and conditions contained herein, to enter into this Agreement to make available to the Company the credit facility provided for herein;

         WHEREAS, the Original Banks have agreed, subject to the terms and conditions herein (which are different from the terms and conditions of the Existing Credit Agreement), to make available to the Company the credit facility provided for herein;
and

         WHEREAS, certain terms that are capitalized and used in this Agreement are defined in Section 10 of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:


         SECTION 1.  Amount and Terms of Credit.

         1.01 Revolving Credit Loans. Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the "Revolving Credit Loans") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding on any particular date not to exceed the lesser of (x) such Bank's Commitment as of such date and (y) such Bank's Commitment Percentage of the Current Borrowing Base Amount as of such date; provided that in no event shall any Bank be obligated to make any Revolving Credit Loan hereunder on any particular date in a principal amount in excess of such Bank's Commitment Percentage of the Available Commitment as of such date.

         During the Commitment Period, the Company may use the Commitment by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans, Base Rate Loans or a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with Sections 1.03 and 1.05.

         1.02 Repayment of Revolving Credit Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Revolving Credit Loan of such Bank on the Commitment Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 3.01 or Section 8). The Company hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 1.07.

         (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Bank resulting from each Revolving Credit Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

         1.03  Procedure for Revolving Credit Loan Borrowing.
(a) Notices of Borrowing. Whenever the Company desires to incur Revolving Credit Loans hereunder, it shall give the Administrative Agent at its office located at 222 Broadway, New York, New York 10038 (its "New York Office") irrevocable written notice thereof (or irrevocable telephonic notice promptly confirmed in writing) not later than 10:00 A.M. (New York time)
(i) on the requested Borrowing Date, in the case of any incurrence of Base Rate Loans to be made hereunder and (ii) on the date which is three Business Days prior to the requested Borrowing Date, in the case of any incurrence of Eurodollar Loans to be made hereunder.

         Each such notice (a "Notice of Borrowing") shall specify the aggregate principal amount of the Revolving Credit Loans to be made pursuant to each Borrowing then being made, the Borrowing Date (which shall be a Business Day), whether the Revolving Credit Loans being made pursuant to each such Borrowing are to be Base Rate Loans or Eurodollar Loans, and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.

         The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

         (b) The aggregate principal amount of each Borrowing of Revolving Credit Loans hereunder shall be not less than $10,000,000, and, in each case, if greater, shall be in an integral multiple of $1,000,000; provided that any Borrowing of Revolving Credit Loans may be made in an amount equal to the remaining amount of the Available Commitment.

         (c) At no time shall there be outstanding more than ten Borrowings of Eurodollar Loans under this Agreement.

         1.04 Disbursements of Funds With Respect to Revolving Credit Loans. No later than 12:00 Noon (New York time) on the date of each incurrence of Revolving Credit Loans, each Bank required to participate therein will make available its pro rata portion of each Borrowing requested to be made on such date. All such amounts shall be made available in U.S. dollars and in immediately available funds, at the office (the "Payment Office") of the Administrative Agent located at 222 Broadway, New York, New York 10038 and the Administrative Agent will promptly make available to the Company at its Payment Office the aggregate of the amounts so made available by the Banks. Unless the Administrative Agent shall have been notified by any Bank prior to the time of a Borrowing of Revolving Credit Loans that such Bank does not intend to make available to the Administrative Agent such Bank's portion of each Borrowing to be made on the date of such Borrowing, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Bank or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Company to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (a) in the case of a payment by a Bank, the overnight Federal Funds rate or (b) in the case of a payment by the Company, the then applicable rate of interest, calculated in accordance with Section 1.07, for the relevant Revolving Credit Loans. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment(s) hereunder or to prejudice any rights which the Company may have against any Bank as a result of any default by such Bank hereunder.

         1.05 Conversions. The Company shall have the option to convert pro rata on any Business Day all or a portion equal to at least $10,000,000 or an integral multiple of $1,000,000 in excess thereof of the outstanding principal amount of the Revolving Credit Loans made pursuant to a Borrowing or Borrowings from one Type of Revolving Credit Loan into another Type, provided that (i) except as otherwise provided in Section 1.09(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $10,000,000, (ii) if an Event of Default shall have occurred and be continuing, no Base Rate Loan may be converted into a Eurodollar Loan and each Eurodollar Loan shall be converted into a Base Rate Loan at the end of its Interest Period and (iii) no conversion pursuant to this Section
1.05 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.03(c). Each such conversion shall be effected by the Company by giving the Administrative Agent at its New York Office not later than 12:00 Noon (New York time) (a) at least one Business Day's prior telephonic notice (promptly confirmed in writing) of each conversion to Base Rate Loans and (b) at least three Business Days' prior telephonic notice (promptly confirmed in writing) of each conversion to Eurodollar Loans (each such notice, a "Notice of Conversion"), specifying the Revolving Credit Loans to be so converted and, if to be converted into Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall give each Bank prompt written or telephonic notice of any such proposed conversion affecting any of its Revolving Credit Loans.

         1.06 Pro Rata Borrowings. All Borrowings of Revolving Credit Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their respective Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Bank to make its Loans hereunder.

         1.07 Interest. (a) The Company agrees to pay interest in respect of the unpaid principal amount of each Base
Rate Loan from the date of the respective Borrowing until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin.

         (b) The Company agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the respective Borrowing until maturity (whether by acceleration or otherwise) at a rate per annum equal to the relevant Quoted Rate plus the Applicable Margin.

         (c) Overdue principal and, to the extent permitted by law, overdue interest, in respect of each Revolving Credit Loan shall bear interest at a rate per annum equal to 2% per annum above the rate which would otherwise be applicable to Base Rate Loans pursuant to Section 1.07(a); provided, however, that no Revolving Credit Loan shall bear interest after maturity at a rate per annum less than the rate of interest applicable thereto at maturity.

         (d) Interest shall accrue from and including the date of any Borrowing of Revolving Credit Loans to but excluding the date of repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable to such Loan, (iii) in the case of each Eurodollar Loan having an Interest Period in excess of three months, on each date which is a three-month anniversary of the first day of such Interest Period and (iv) in the case of all Revolving Credit Loans, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise), and after such maturity, on demand, or, in the absence of demand, weekly on Friday of each week.

         (e)  The Administrative Agent, upon determining the
Quoted Rate for any Interest Period, shall promptly notify by telephone or in writing the Company and the Banks thereof.

         1.08 Interest Periods; Continuations. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, Revolving Credit Loans constituting Eurodollar Loans, in the case of the initial Interest Period applicable thereto, or, in the case of subsequent Interest Periods, if no Event of Default shall have occurred and be continuing, on the third Business Day prior to the expiration of an Interest Period applicable to Eurodollar Loans, the Company shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the interest period (each, an "Interest Period") applicable to each Borrowing of Revolving Credit Loans constituting Eurodollar Loans, which Interest Period shall, at the option of the Company, be a two-week or a one, two, three or six-month period, provided that: (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period in respect of a Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period shall extend beyond the Commitment Termination Date; and (v) the Company shall select Interest Periods so that no scheduled payment and no prepayment pursuant to Section 3.02 (if such prepayment may reasonably be anticipated) shall require payment of a Eurodollar Loan during an Interest Period for such Loan. The Administrative Agent shall give each Bank prompt written or telephonic notice of any such Interest Period requested by the Company affecting any of its Revolving Credit Loans. If upon the expiration of any Interest Period, (i) the Company has failed to elect a new Interest Period to be applicable to the relevant Eurodollar Loan as provided above or (ii) an Event of Default shall have occurred and be continuing, the Company shall be deemed to have elected to convert such Eurodollar Loan into a Base Rate Loan effective as of the expiration date of such current Interest Period.

         1.09  Increased Costs, Illegality, Etc.   (a)  In the
event that:

         (i) on any date for determining the Quoted Rate for any Interest Period applicable to Eurodollar Loans, the Administrative Agent, the Reference Banks or the Required Banks shall have determined (which determination shall absent manifest error, be presumptively valid and binding on all parties) that by reason of any changes arising on or after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Quoted Rate; or

        (ii) at any time, any Bank shall have determined (which determination shall, absent manifest error, be presumptively binding on all parties) that such Bank will incur increased costs or reductions in the amounts received or receivable hereunder by an amount deemed by such Bank to be material with respect to any Eurodollar Loan or Index Rate Bid Loan because of (x) any change since the Effective Date (in the case of increased costs or reductions relating to Eurodollar Loans) or the date of the related Index Bid Loan Request (in the case of increased costs or reductions relating to an Index Rate Bid Loan) in any applicable law or governmental rule, regulation, guideline or order (or any interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Quoted Rate or Applicable Index Rate, as the case may be) and/or (y) other circumstances affecting the interbank Eurodollar market that occur after the Effective Date (in the case of increased costs or reductions relating to Eurodollar Loans) or the date of the related Index Bid Loan Request (in the case of increased costs or reductions relating to Bid Loans); provided, however, that this clause (ii) shall not apply to any circumstances otherwise described in this clause (ii) that relate to Taxes (as hereinafter defined in Section 3.04); or

       (iii) at any time, any Bank shall have determined (which determination shall, absent manifest error, be presumptively binding on all parties) that the making or continuance by it of any Eurodollar Loan or Index Rate Bid Loan has become unlawful as a result of compliance by such Bank in good faith with any law or governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date (in the case of events affecting Eurodollar Loans) or the date of the related Index Bid Loan Request (in the case of events affecting an Index Rate Bid Loan) which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Administrative Agent, in the case of clause (i) above) shall, promptly after making such determination give written notice (or telephonic notice confirmed in writing) to the Company and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Company with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Company, (y) in the case of clause (ii) above, the Company shall promptly pay to such Bank, after written demand therefor, such additional amounts as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Company by such Bank shall, absent manifest error, be valid and binding upon all of the parties hereto) and (z) in the case of clause (iii) above, the Company shall take one of the actions specified in Section 1.09(b) as promptly as possible and, in any event, within the time period required by law.

         (b) At any time that any of its Eurodollar Loans or Index Rate Bid Loans are affected by the circumstances described in Section 1.09(a)(ii) or (iii), the Company may, and in the case of a Eurodollar Loan or Index Rate Bid Loan affected pursuant to
Section 1.09(a)(iii), shall, upon at least three Business Days' telephonic notice (promptly confirmed in writing) to the Administrative Agent, (x) in the case of each Eurodollar Loan so affected, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loan of other Banks), provided that, if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.09(b), or (y) in the case of each Index Rate Bid Loan so affected, take such action as the affected Bank shall reasonably request.

         (c) If any Bank determines at any time that the adoption of any Capital Adequacy Requirement after the Effective Date, or any change after the Effective Date in any Capital Adequacy Requirement (or any interpretation or administration thereof) by any Governmental Authority, central bank or comparable agency, will have the effect of increasing by an amount deemed by such Bank to be material the amount of capital required or expected to be maintained by such Bank based on the existence of such Bank's unfunded commitments hereunder or its unfunded obligations hereunder or with respect to any Letter of Credit, then the Company shall pay to such Bank, promptly after its written demand therefor, such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank as a result of such increase of capital. Each Bank's determination of compensation owing under this Section 1.09(c) shall, absent manifest error, be valid and binding on all parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.09(c), will give prompt written notice thereof to the Company, which notice shall show the manner and basis for calculation of such additional amounts, which manner and basis shall be no less favorable to the Company than the manner and basis used for calculating such an amount for any other customer of such Bank to the extent such Bank's commitments to such customer are given the same treatment by the applicable Capital Adequacy Requirement, or change in the applicable Capital Adequacy Requirement (or interpretation or administration thereof).

         (d) If the Issuing Bank determines that any change since the Effective Date in any applicable law or governmental rule, regulation, guideline or order (or any interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) shall either (i) impose, modify, or deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit by an amount deemed by the Issuing Bank to be material (which increase in cost shall be the result of the Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, promptly after written demand by the Issuing Bank, the Company shall pay to the Issuing Bank from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A written notice as to the additional amounts owed to the Issuing Bank, showing the basis for the calculation thereof, submitted to the Company by the Issuing Bank shall, absent manifest error, be valid and binding upon all of the parties hereto. The Company agrees that the provisions of this paragraph and the provisions of each Application providing for reimbursement or payment to the Issuing Bank in the event of the imposition or implementation of, or increase in, any reserve, special deposit, assessment or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each L/C Participant in respect of its participating interest in such Letter of Credit, as if the references in this paragraph referred to, where applicable, such L/C Participant or any corporation controlling such L/C Participant.

         1.10  Compensation.  Except as otherwise specified in
Section 3.02(b), the Company shall compensate each Bank, promptly after its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans or Index Rate Bid Loans, but excluding loss of margin) which such Bank may sustain:

(i) if for any reason (other than a default by such Bank)
(x) a Borrowing of, or conversion from or into, or continuation of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or notice of continuation pursuant to Section 1.08 or (y) a borrowing of Bid Loans (with respect to which the Company has accepted one or more offers pursuant to Section 4.09(b)(iv)(B)) does not occur on a date specified therefor in a Bid Loan Request ; (ii) if (x) any repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto or (y) any repayment of any of its Index Rate Bid Loans occurs on a date which is not the maturity date therefor; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Company; or (iv) as a consequence of (x) any other default by the Company in repaying its Eurodollar Loans or Index Rate Bid Loans hereunder when required by the terms of this Agreement or (y) an election made or action taken by the Company pursuant to Section 1.09(b).


         SECTION 2.  Fees; Revolving Credit Commitments;
Borrowing Base Determinations; Maximum Exposure.

         2.01 Fees. (a) The Company agrees to pay to the Administrative Agent for pro rata distribution to each Bank a commitment fee (the "Commitment Fee") for the period commencing on and including the Effective Date to and excluding the Commitment Termination Date computed at a rate per annum equal to the applicable rate per annum set forth on the Pricing Grid on the average daily amount of the Unused Commitment, such fee to be distributed to each Bank proportionally on the basis of the average daily amount of its Commitment Percentage of the Unused Commitment. Accrued Commitment Fees shall be due and payable in arrears on each Quarterly Payment Date for the quarter then ending and on the Commitment Termination Date.

         (b) The Company shall pay the Administrative Agent, for the account of the Administrative Agent, each Co-Agent and each Bank, when and as payable, such fees, expenses and other amounts as have been agreed to in writing by the Company and the Administrative Agent or the Co-Agents, as the case may be.

         2.02 Voluntary Reduction of Revolving Credit Commitment. Upon at least three Business Days' prior telephonic notice (promptly confirmed in writing) to the Administrative Agent at its New York Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Company shall have the right, without premium or penalty, to terminate or reduce the unutilized portion of the Commitments (in integral multiples of $5,000,000 in the case of any such reduction); provided that no reduction of the Commitments shall be permitted on any date if, after giving effect thereto and, to the extent applicable, to any payment or expiration of Extensions of Credit occurring on such date, the Aggregate Exposure would exceed the aggregate Commitments and; provided, that, notwithstanding the foregoing, the Company may terminate the Commitments in their entirety at any time when no Loans or L/C Obligations are outstanding.

         2.03  Borrowing Base Determinations.  The Borrowing
Base shall be determined from time to time in the manner described in this Section 2.03.

         (a) Initial Borrowing Base Determination. The Borrowing Base shall be $1,664,000,000 (the "Initial Borrowing Base Determination") during the period from the Effective Date to the effective date of the first change to the Borrowing Base occurring thereafter pursuant to the following provisions of this Section.

         (b) Scheduled Borrowing Base Determinations. A determination of the Borrowing Base (each, a "Scheduled Borrowing
Base Determination") shall be made once during each calendar year in accordance with this Section 2.03(b).

         (i) No later than December 15 of each calendar year, the Company shall supply proposed Assumptions to the Engineering
Committee.

         (ii) No later than January 15 of each calendar year, the Engineering Committee shall notify the Company of the final Assumptions (other than pricing Assumptions), which final Assumptions may include, subject to Section 2.03(f), substitute Assumptions in lieu of any or all of the Assumptions referred to in clause (i) above, and, subject to Section 2.03(f), its proposed pricing Assumptions.

         (iii) No later than February 15 of each calendar year, the Engineering Committee shall deliver to the Company the final pricing Assumptions determined, subject to Section 2.03(f), by the Engineering Committee.

         (iv) No later than March 1 of each calendar year, the Company shall, at its own expense, deliver to each member of the Engineering Committee all information reasonably available to the Company that is necessary or appropriate in connection with the calculation of the Borrowing Base, including in any event a draft Reserve and NPV Report (each, a "Draft Reserve and NPV Report") containing a calculation in reasonable detail of the NPV (as of the last day of the immediately preceding calendar year) utilizing the Assumptions determined in accordance with clauses
(ii) and (iii) above. All such information shall be reasonably satisfactory in form, scope and level of detail to the Engineering Committee. In connection with the preparation of each Draft Reserve and NPV Report, the Company shall provide to each member of the Engineering Committee (i) reservoir performance, engineering, geologic and other relevant data pertaining to the Proved Borrowing Base Reserves, (ii) relevant data concerning current and future operations, sales, taxes (including income taxes paid or expected to be paid outside the United States of America as determined utilizing the Assumptions), and leasehold operating expenses (including field level general and administrative expenses) and (iii) such other relevant information as the Engineering Committee may reasonably request.

         (v) No later than March 31 of each calendar year, the Engineering Committee shall deliver to the Company its final adjustments to such Draft Reserve and NPV Report.

         (vi) No later than April 15 of each calendar year, the Company shall deliver to the Administrative Agent (with sufficient copies for the Banks) a final Reserve and NPV Report (the "Final Reserve and NPV Report") reflecting such adjustments in a manner reasonably satisfactory to the Engineering Committee.

         (vii) No later than April 30 of each calendar year, the Engineering Committee shall deliver to the Company and the Banks a written recommendation for the amount of the Borrowing
Base (the amount so recommended, the "Borrowing Base
Recommendation").

         (viii) No later than May 15 of each calendar year (the "Borrowing Base Voting Date"), each of the Banks shall furnish to the Administrative Agent, in writing, either (x) such Bank's consent to the Borrowing Base Recommendation or (y) such Bank's alternative calculation of the Borrowing Base (the amount so calculated, an "Alternate Borrowing Base").

         If any Bank shall fail to furnish the Administrative
Agent with either its consent to the Borrowing Base
Recommendation or an Alternate Borrowing Base by the Borrowing
Base Voting Date, such Bank shall be deemed to have consented to the Borrowing Base Recommendation.

         The Borrowing Base resulting from each Scheduled Borrowing Base Determination shall be calculated on the relevant Borrowing Base Voting Date (or such earlier date as the Super-Majority Banks shall have consented to the Borrowing Base Recommendation), and shall equal (i) the Borrowing Base Recommendation, if the Super-Majority Banks shall have consented thereto or (ii) otherwise, the highest Alternate Borrowing Base (the "Approved Alternate Borrowing Base") that would result in the Super-Majority Banks having approved or consented to a Borrowing Base Recommendation or Alternate Borrowing Base equal to or greater than such Approved Alternate Borrowing Base. Such new Borrowing Base shall become effective in accordance with
Section 2.03(g). The Administrative Agent shall promptly furnish written notice to the Company and each Bank of each such determination of the Borrowing Base.

         (c)  Borrowing Base Redeterminations and Reductions.

         (i)  In addition to the Scheduled Borrowing Base
Determinations, redeterminations of the Borrowing Base (each, a "Borrowing Base Redetermination") may be made from time to time, by written notice (a "Redetermination Notice"), under the circumstances described in this Section 2.03(c)(i).

         If requested by the Engineering Committee (which request shall be made at the time of or promptly following delivery of the relevant Redetermination Notice) then, no later than 30 days after such request, the Company shall deliver to the Administrative Agent (with sufficient copies for the Banks) such information (an "Update Report") as shall be necessary or appropriate to update the information utilized in making the most recent Borrowing Base Determination, which shall in any event include a calculation in reasonable detail of the NPV utilizing the Assumptions determined in accordance with the most recent Borrowing Base Determination (unless the Engineering Committee in its sole discretion, subject to Section 2.03(f), shall substitute updated Assumptions in such Redetermination Notice or in such request). Each Update Report shall be in form, scope and level of detail satisfactory to the Engineering Committee.

         (x) The Engineering Committee may, or if instructed by the Super-Majority Banks shall, submit a Redetermination Notice to the Company on any date on which the Cumulative Like-Kind Exchange Amount exceeds $25,000,000. The Company shall notify the Banks (through the Administrative Agent) of any event which would permit the submission of a Redetermination Notice pursuant to this paragraph (x) within three Business Days after the occurrence thereof.

         Each determination pursuant to this paragraph (x) of the NPV of assets subject to any Like-Kind Exchange shall be made by the Company utilizing the NPV for such assets contained in the most recent Final Reserve and NPV Report or, in the case of any assets whose NPV is not contained in such Final Reserve and NPV Report, the NPV for such assets determined in connection with the most recent Borrowing Base Redetermination; provided, that if such determination occurs prior to the first Borrowing Base Determination after the Initial Borrowing Base Determination, the NPV for such assets contained in the Initial Reserve and NPV Report shall be utilized.

         (y) In addition to any Redetermination Notice submitted pursuant to paragraph (x) above, the Engineering Committee may, or if instructed by the Super-Majority Banks shall, submit a Redetermination Notice to the Company at any time in their sole discretion, provided, that no more than four Redetermination Notices may be submitted pursuant to this paragraph (y) during the Commitment Period.

         (z) The Company may submit a Redetermination Notice to the Engineering Committee at any time in its sole discretion, provided, that no more than four Redetermination
    Notices may be submitted pursuant to this paragraph (z) during the Commitment Period.

         (ii) Each Borrowing Base Redetermination shall be made in accordance with the procedures described in this Section
2.03(c)(ii).

         No later than 15 days after the date of delivery of each Update Report or, if no Update Report is requested, 15 days after the date of delivery of each Redetermination Notice, the Engineering Committee shall deliver to the Company and the Banks a written recommendation for the amount of the Borrowing Base (the amount so recommended, the "Borrowing Base Redetermination Recommendation").

         No later than 15 days after delivery of a Borrowing Base Redetermination Recommendation (the "Borrowing Base Redetermination Voting Date"), each of the Banks shall furnish to the Administrative Agent, in writing, either
    (x) such Bank's consent to the Borrowing Base Redetermination Recommendation or (y) such Bank's alternative calculation of the Borrowing Base (the amount so calculated, an "Alternate Redetermined Borrowing Base"). If any Bank shall fail to furnish the Administrative Agent with either its consent to the Borrowing Base Redetermination Recommendation or an Alternate Redetermined Borrowing Base by the Borrowing Base Redetermination Voting Date, such Bank shall be deemed to have consented to the Borrowing Base Redetermination Recommendation.

         The Borrowing Base resulting from each Borrowing Base Redetermination shall be calculated on the relevant Borrowing Base Redetermination Voting Date (or such earlier date as the Super-Majority Banks shall have consented to the Borrowing Base Redetermination Recommendation), and shall equal (i) the Borrowing Base Redetermination Recommendation, if the Super-Majority Banks shall have consented thereto, or
    (ii) otherwise, the highest Alternate Redetermined Borrowing Base (the "Approved Alternate Redetermined Borrowing Base") that would result in the Super-Majority Banks having approved or consented to a Borrowing Base Redetermination Recommendation or Alternate Redetermined Borrowing Base equal to or greater than such Approved Alternate Redetermined Borrowing Base. Such new Borrowing Base shall become effective in accordance with Section 2.03(g). The Administrative Agent shall promptly furnish written notice to the Company and each Bank of each such redetermination of the Borrowing Base.

         (iii) Unless there shall have been a Borrowing Base Redetermination prior to December 31, 1995, in the event that the Borrowing Base Coverage Ratio is less than 1.75 to 1.0 on December 31, 1995, the Borrowing Base shall be immediately reduced on such date to the extent necessary such that after giving effect thereto, the Borrowing Base Coverage Ratio is 1.75 to 1.0.

         (iv) In the event that at any time between December 31, 1995 and the earlier to occur after such date of a Borrowing Base Voting Date or Borrowing Base Redetermination Voting Date, the Borrowing Base Coverage Ratio is less than 1.75 to 1.0, the Borrowing Base shall be immediately reduced to the extent necessary such that after giving effect thereto, the Borrowing Base Coverage Ratio is 1.75 to 1.0.

         (v)  If any Asset Sale, Other Exchange, Asset
Reclassification or Subsidiary Reclassification shall occur after the Effective Date, the Borrowing Base shall be immediately reduced on the applicable Asset Transfer Date by an amount equal to 100% of the Transfer Amount in respect thereof.

         (d) To the extent that (i) the Engineering Committee or the Super-Majority Banks shall not be satisfied with the form, scope, or level of detail of any Reserve and NPV Report, or of any Update Report requested by the Engineering Committee, or
(ii) the Company shall fail to deliver any Reserve and NPV Report or Update Report in accordance with this Section 2.03, then the Engineering Committee or the Super-Majority Banks, as the case may be, may rely upon such other relevant reports, documents or information as shall be available to such Persons in connection with the making of any Borrowing Base Determination.

         (e) To the extent not satisfied with any Reserve and NPV Report or Update Report, the Engineering Committee or the Super-Majority Banks may at any time, by written notice to the Administrative Agent, request the Independent Engineer, at the Company's expense, to evaluate all or any portion of the Borrowing Base Assets specified by the Co-Agents or the Super-Majority Banks, as the case may be, and to calculate the NPV attributable thereto, in connection with the associated Borrowing Base Determination and each subsequent Borrowing Base Determination (until written notice to the contrary shall have been given to the Administrative Agent by the Co-Agents or the Super-Majority Banks, as the case may be).

         (f) Any substitute Assumptions supplied by the Engineering Committee pursuant to Section 2.03(b)(ii) or (c)(i), and any proposed or final pricing Assumptions supplied pursuant to Section 2.03(b)(ii) or (iii), shall be determined in accordance with, and shall be no less favorable to the Company (as shall be reasonably determined by the Engineering Committee) than, the customary practices of the Co-Agents in evaluating oil and gas credits. Each such substituted Assumption or proposed or final pricing Assumption shall be determined on the basis of the simple average of the relevant Assumptions used by each Co-Agent.

Such substituted Assumptions, together with any Assumptions supplied by the Company and not so substituted, shall be binding on the Company, the Engineering Committee and the Banks.

         (g) Any Borrowing Base Determination that does not result in a Borrowing Base Decrease shall be effective on the related Borrowing Base Voting Date or Borrowing Base Redetermination Voting Date. Any Borrowing Base Determination that results in a Borrowing Base Decrease shall be effective as follows:

         (i) in the case of any Borrowing Base Decrease resulting from a Scheduled Borrowing Base Determination or a Borrowing Base Redetermination pursuant to Section 2.03(c)(i)(y) or (z), then (A) the Borrowing Base in effect immediately prior to such Borrowing Base Determination shall continue in effect until the date that is three months after the relevant Borrowing Base Notification Date, at which time the Borrowing Base shall be reduced by an amount equal to one-third of such Borrowing Base Decrease, and (B) the Borrowing Base, as so reduced, shall continue in effect until the date that is six months after the relevant Borrowing Base Notification Date, at which time the Borrowing Base shall be reduced by an amount equal to the remaining two-thirds of such Borrowing Base Decrease; or

         (ii) in the case of any Borrowing Base Decrease resulting from a Borrowing Base Redetermination pursuant to
    Section 2.03(c)(i)(x), then the Borrowing Base in effect immediately prior to such Borrowing Base Redetermination shall continue in effect until the date that is 30 days after the relevant Borrowing Base Notification Date, at which time the Borrowing Base shall be reduced by an amount equal to such Borrowing Base Decrease;

provided that (x) if a Borrowing Base Determination results in a Borrowing Base Decrease and, prior to the time that such Borrowing Base Decrease becomes fully effective as provided above, a new Borrowing Base Determination renders it unnecessary to give full effect to such Borrowing Base Decrease, then such Borrowing Base Decrease shall either be rescinded (if the new Borrowing Base is equal to or greater than the Borrowing Base then in effect) or shall continue to become effective as provided above, but only until the Borrowing Base has been reduced to the amount determined pursuant to such new Borrowing Base Determination, (y) if an additional Borrowing Base Decrease results from a new Borrowing Base Determination prior to the time that a Borrowing Base Decrease resulting from a previous Borrowing Base Determination becomes fully effective as provided above, then the scheduled reductions to the Borrowing Base required as a result of the previous Borrowing Base Determination shall be made as scheduled and shall be credited against the scheduled reductions required as a result of the new Borrowing Base Determination pro rata, and (z) the Company may, in its discretion, elect by notice to the Administrative Agent to have a Borrowing Base Decrease become effective prior to the time that such Borrowing Base Decrease otherwise would become effective as provided above.

         (h)  Each recommendation, determination or
redetermination of the Borrowing Base hereunder shall be made by each Co-Agent or Bank in accordance with the then current standards and practices of such Co-Agent or Bank for similar oil and gas credits, with the understanding that the Borrowing Base should reflect the amount of Borrowing Base Indebtedness that such Co-Agent or Bank, in accordance with such standards and practices, determines to be supportable, based upon the NPV and its assessment of the financial condition, results of operations, assets, liabilities and prospects of the Company and its Subsidiaries.

         (i) The Engineering Committee will not recommend a Borrowing Base in connection with any Borrowing Base Determination after the Initial Borrowing Base Determination in an amount that would result in the ratio of (i) the NPV of the Borrowing Base Assets as of the relevant NPV Date to (ii) the recommended Borrowing Base, being less than 1.75 to 1.0.

         2.04 Maximum Exposure. Notwithstanding anything to the contrary herein, in no event shall the Company request a Revolving Credit Loan, Letter of Credit or Bid Loan if, after giving effect to the incurrence or issuance thereof, the Aggregate Exposure would exceed the Current Borrowing Base Amount.


         SECTION 3.  Payments.

         3.01 Voluntary Prepayments. The Company shall have the right to prepay the Revolving Credit Loans in whole or in part from time to time, without premium or penalty, on the following terms and conditions: (a) the Company shall give the Administrative Agent at its New York Office irrevocable telephonic notice (promptly confirmed in writing) of its intent to prepay the Revolving Credit Loans, the amount of such prepayment, the Type of Revolving Credit Loans to be prepaid, and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Company (i) at least one Business Day prior to the date of any prepayment of Base Rate Loans or (ii) at least three Business Days prior to the date of any prepayment of Eurodollar Loans and shall promptly be transmitted by the Administrative Agent to each of the Banks affected thereby, (b) if any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, (c) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $5,000,000 and, if greater, shall be in an integral multiple of $1,000,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $10,000,000, (d) prepayments of Eurodollar Loans made pursuant to this Section 3.01 shall be subject to compliance by the Company with the provisions of Section 1.10 and (e) each prepayment in respect of any Borrowing of Revolving Credit Loans shall be applied pro rata among such Revolving Credit Loans.

         3.02 Mandatory Prepayments of Borrowing Base Indebtedness. (a) If, on any day, the Aggregate Exposure exceeds the Current Borrowing Base Amount, the Company shall, on such day, reduce or prepay Borrowing Base Indebtedness by an amount such that, after giving effect thereto, the Aggregate Exposure will not exceed the Current Borrowing Base Amount.

         (b) If any prepayment pursuant to Section 3.02(a) results from a Borrowing Base Decrease implemented pursuant to clause (ii) of Section 2.03(g) and would require the prepayment of Eurodollar Loans on a date that is not the last day of the Interest Period then applicable thereto and any Bank would be entitled to compensation pursuant to Section 1.10 as a result thereof, then (i) upon the request of the Required Banks in their sole discretion, the Company shall prepay such Eurodollar Loans on such date (or any subsequent date requested by the Required Banks), provided that no Bank shall be entitled to compensation pursuant to Section 1.10 as a result of such prepayment or
(ii) in the absence of such request, such prepayment, or the portion thereof that would have such effect, may at the Company's option be postponed until the next following expiration or successive expirations of Interest Periods then in effect, at which time or times the portion of such prepayment so postponed shall be paid, up to the principal amount of Eurodollar Loans as to which the Interest Period so expiring is applicable; provided, that, notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing on any date on which a prepayment of Eurodollar Loans is required by Section 3.02(a), or on any date on which such prepayment is being postponed pursuant to this
Section 3.02(b), the Company shall, on such date, prepay such Eurodollar Loans, which prepayment shall be accompanied by any amounts owing pursuant to Section 1.10.

         (c)  With respect to each prepayment of Revolving
Credit Loans made pursuant to this Section 3.02, the Company may designate the Types of Revolving Credit Loans which are to be prepaid and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, provided that (i) on any date on which a prepayment is made pursuant to this Section 3.02 the Company shall first designate for prepayment all Base Rate Loans and all Eurodollar Loans with Interest Periods ending on the date of such prepayment; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing would reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $10,000,000, such Borrowing shall immediately be converted into Base Rate Loans and (iii) each prepayment of Revolving Credit Loans shall be applied pro rata among Revolving Credit Loans. In the absence of a designation by the Company making such prepayments as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

         (d) To the extent a Letter of Credit is undrawn, the Borrowing Base Indebtedness associated therewith may be reduced pursuant to this Section 3.02 only (i) upon expiration or cancellation of such Letter of Credit or (ii) upon (and to the extent of) cash collateralization by the Company of such undrawn amount (or a portion thereof) in an amount equal to such undrawn amount (or such portion) in a manner satisfactory to the Administrative Agent.

         3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent not later than 12:00 Noon (New York time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

         3.04 Net Payments. (a) All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Bank, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Bank (excluding a connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes").
If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank hereunder, the amounts so payable to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure.

The agreements in this Section 3.04(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Each Bank agrees to use reasonable efforts to minimize the Company's obligations to pay additional amounts to such Bank pursuant to this Section 3.04(a), provided, that such efforts shall not cause the imposition on such Bank of any additional costs or legal or regulatory burdens deemed by such Bank to be material.

         (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to the Company and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Administrative Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or at a reduced rate of deduction or withholding of such taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. In the event that any Bank fails to deliver any forms required under this Section 3.04(b), the Company's obligation to pay additional amounts shall be reduced to the amount that it would have been obligated to pay had such forms been provided.

         (c) Notwithstanding any provision to the contrary herein, the Company shall not be liable for the payment of any Taxes, or any losses related to Taxes, other than as provided for in this Section 3.04, Section 4.05 or Section 11.01(c).


         SECTION 4.  Letters of Credit; Bid Loans.

         4.01 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Banks set forth in Section 4.04(a), agrees to issue letters of credit denominated in Dollars or in the Alternate Currency ("Letters of Credit") for the account of the Company on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall not have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (x) the L/C Obligations would exceed the L/C Commitment or (y) the Available Commitment would be less than zero. Each Letter of Credit shall expire no later than the Commitment Termination Date.

         (b) Each Letter of Credit shall be in a minimum stated amount of $100,000 (or the Dollar Equivalent thereof) and shall be either (a) a standby letter of credit issued to support the obligations of the Company or any of its Subsidiaries (contingent or otherwise) or (b) a commercial letter of credit issued in respect of the purchase of goods or services by the Company or any of its Subsidiaries in the ordinary course of business. Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York or such other jurisdiction as shall be specified by the Issuing Bank.

         (c) In the event that a Letter of Credit denominated in the Alternate Currency (an "Alternate Currency Letter of Credit") is issued pursuant to Section 4.01(a), the following provisions shall apply so long as such Alternate Currency Letter of Credit or any L/C Obligation in respect thereof is outstanding:

            (i) Such Alternate Currency Letter of Credit shall be a Letter of Credit for all purposes of this Agreement.

           (ii) For purposes of determining the Available Commitment, the Aggregate Exposure and/or the Current Borrowing Base Amount under Sections 1.01, 1.03(b), 2.02, 2.04, 3.02(a), 4.01(a), 4.09 and 7.02(b), the amount of L/C
    Obligations in respect of Alternate Currency Letters of Credit shall be, as of any date of determination, the Dollar Equivalent of the Alternate Currency amount of such L/C Obligations; provided that if any prepayment pursuant to
    Section 3.02(a) results from a change in the Dollar Equivalent of L/C Obligations in respect of Alternate Currency Letters of Credit, the provisions of Section 3.02(b) shall apply and the amount, if any, to be so prepaid shall be determined using the Dollar Equivalent of such L/C Obligations as of the fourth Business Day prior to the end of the applicable Interest Period.

          (iii) For purposes of determining Commitment Fees payable under Section 2.01, the amount of the L/C Obligations in respect of Alternate Currency Letters of Credit utilized for purposes of calculating the Unused Commitment shall be the Dollar Equivalent of the Alternate Currency amount of such L/C Obligations as of the first day of each month (or, if later during such month, the date on which such Alternate Currency Letter of Credit is issued) during the period in respect of which such Commitment Fees are payable.

           (iv) For purposes of determining letter of credit commissions and fronting commissions payable under Section 4.03, the amount available to be drawn under an Alternate Currency Letter of Credit shall be the Dollar Equivalent of the Alternate Currency amount available to be drawn under such Alternate Currency Letter of Credit as of the first day of each month (or, if later during such month, the date on which such Alternate Currency Letter of Credit is issued) during the period in respect of which such commissions and fronting commissions are payable.

           (v) The obligation of each L/C Participant to pay amounts to the Issuing Bank in respect of an unreimbursed drawing under an Alternate Currency Letter of Credit pursuant to the last sentence of Section 4.04(a) shall be to pay to the Issuing Bank an amount equal to such L/C Participant's Commitment Percentage of the Dollar Equivalent (as determined pursuant to paragraph (vi) below) of such unreimbursed drawing.

            (vi) The obligation of the Company to reimburse the Issuing Bank pursuant to the first sentence of Section 4.05 in respect of a drawing made under an Alternate Currency Letter of Credit shall be to reimburse the Issuing Bank in Dollars in an amount equal to the Dollar Equivalent on the date of such drawing of the Alternate Currency amounts to be reimbursed in respect of such drawing pursuant to such first sentence of Section 4.05 ; interest payable under Section
    4.05 shall be payable in Dollars on the Dollar Equivalent of any and all amounts remaining unpaid by the Company under
    Section 4.05 in respect of drafts paid under an Alternate Currency Letter of Credit; and any Loan requested or deemed requested to be made pursuant to the next to last sentence of Section 4.05 shall be in an amount equal to the Dollar Equivalent (as determined pursuant to the first clause of this paragraph) of the Alternate Currency amount of the drawing in respect of which such Loan is so requested.

          (vii)  In addition to its obligations under
    Section 7.02(b), the Company shall from time to time, upon request of the Administrative Agent, deliver to the Administrative Agent a calculation in reasonable detail showing the amount of the Available Commitment, utilizing in such calculation the Dollar Equivalent of the L/C Obligations in respect of Alternate Currency Letters of Credit.

         (d) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable
Requirement of Law.

         4.02 Procedure for Issuance of Letters of Credit. The Company may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Company. Each such Letter of Credit shall have terms and conditions consistent with the provisions of this Section 4 and shall be otherwise in form and substance reasonably satisfactory to the Issuing Bank. The Issuing Bank shall furnish a copy of each such Letter of Credit to the Company promptly following the issuance thereof.

         4.03 Fees, Commissions and Other Charges. (a) The Company shall pay to the Administrative Agent, (i) for the account of the Issuing Bank and each L/C Participant, ratably among them in accordance with their respective Commitment Percentages, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date of issuance of such Letter of Credit to and including the expiration date of such Letter of Credit at a rate per annum equal to the Applicable Margin for Eurodollar Loans minus the fronting commission referred to clause (ii) below on the aggregate amount available to be drawn under such Letter of Credit during such period (taking into account any scheduled reductions) and (ii) for the account of the Issuing Bank, a fronting commission with respect to each Letter of Credit, computed for the period from the date of issuance of such Letter of Credit to and including the expiration date of such Letter of Credit at a rate per annum equal to 1/4 of 1% on the aggregate amount available to be drawn under such Letter of Credit during such period (taking into account any scheduled reductions). Such commissions shall be payable in arrears on each L/C Fee Payment Date to occur after the date of issuance of each Letter of Credit and on the Commitment Termination Date and shall be nonrefundable.

         (b) In addition to the foregoing fees and commissions, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

         (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C
Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 4.03.

         4.04 L/C Participations. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder effective upon the issuance of each such Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft which is not reimbursed by the Company in accordance with the terms of this Agreement.

         (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to Section 4.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 4.04(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section 4.04 shall be conclusive in the absence of manifest error.

         (c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 4.04(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

         4.05 Reimbursement Obligation of the Company. The Company agrees to reimburse the Issuing Bank on the first Business Day following any date on which the Issuing Bank notifies the Company of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any stamp, documentary or similar taxes, or any fees, charges or other costs or expenses, incurred by the Issuing Bank in connection with such payment and identified in such notice. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Company under this
Section 4.05 from and excluding the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. Notwithstanding the preceding sentence, interest shall be payable on the amount paid by the Issuing Bank on any draft in respect of a Letter of Credit (a) from and excluding the date of such payment to and including the first Business Day following the date on which the Issuing Bank notifies the Company of the date and amount thereof, at the rate which would be payable on any outstanding Base Rate Loans which were not overdue and (b) thereafter, in accordance with the preceding sentence. Each drawing under any Letter of Credit shall (unless otherwise specified by the Company) constitute a request by the Company to the Administrative Agent for a Borrowing in the amount of such drawing pursuant to Section 1.03 of Revolving Credit Loans which are Base Rate Loans. The Borrowing Date with respect to such Borrowing shall be the first Business Day following the date of such drawing.

         4.06 Obligations Absolute. The Company's obligations under this Agreement with respect to the Letters of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank (other than the defense of payment) or any beneficiary of a Letter of Credit. The Company also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Company's Reimbursement Obligations under Section 4.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, including but not limited to negligent errors or omissions of the Issuing Bank, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct. The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, whether or not negligent, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank to the Company.

         4.07 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Company and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

         4.08 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

         4.09 Procedure for Bid Loan Borrowing. (a) The Company may borrow Bid Loans from time to time on any Business Day during the Commitment Period in the manner set forth in this
Section 4.09 and in amounts such that, after giving effect to the incurrence thereof, the Aggregate Exposure shall not exceed the Current Borrowing Base Amount at any time.

         (b) (i) The Company shall request Bid Loans by delivering a Bid Loan Request to the Administrative Agent, not later than 12:00 Noon (New York time) four Business Days prior to the proposed Borrowing Date (in the case of an Index Rate Bid Loan Request), and not later than 10:00 a.m. (New York time) one Business Day prior to the proposed Borrowing Date (in the case of an Absolute Rate Bid Loan Request). Each Bid Loan Request may solicit bids for Bid Loans in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and for not more than three alternative maturity dates for such Bid Loans. The maturity date for each Bid Loan shall be not less than seven days nor more than 12 months after the Borrowing Date therefor (and in any event not after the Commitment Termination Date). The Administrative Agent shall promptly notify each Bank in writing of the contents of each Bid Loan Request.

         (ii) In the case of an Index Rate Bid Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, any Bank that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more Bid Loans at the Applicable Index Rate plus or minus a margin determined by such Bank in its sole discretion for each such Bid Loan. Any such irrevocable offer shall be made by delivering a Bid Loan Offer to the Administrative Agent, before 10:30 a.m. (New York time) three Business Days before the proposed Borrowing Date, setting forth the maximum and minimum amount of Bid Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Bank would be willing to make (which amounts may, subject to Section 4.09(a), exceed such Bank's Commitment) and the margin above or below the Applicable Index Rate at which such Bank is willing to make each such Bid Loan; the Administrative Agent shall advise the Company before 11:15 a.m. (New York time) three Business Days before the proposed Borrowing Date, of the contents of each such Bid Loan Offer received by it. If the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Bid Loan Offer before 10:15 a.m. (New York time) three Business Days before the proposed Borrowing Date.

         (iii)  In the case of an Absolute Rate Bid Loan
Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, any Bank that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more Bid Loans at a rate of interest determined by such Bank in its sole discretion for each such Bid Loan. Any such irrevocable offer shall be made by delivering a Bid Loan Offer to the Administrative Agent, before 9:30 a.m. (New York time) on the proposed Borrowing Date, setting forth the maximum and minimum amount of Bid Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Bank would be willing to make (which amounts may, subject to Section 4.09(a), exceed such Bank's Commitment) and the rate of interest at which such Bank is willing to make each such Bid Loan; the Administrative Agent shall advise the Company before 10:00 a.m. (New York time) on the proposed Borrowing Date of the contents of each such Bid Loan Offer received by it. If the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Bid Loan Offer before 9:15 a.m. (New York time) on the proposed Borrowing Date.

          (iv) The Company shall before 11:30 a.m. (New York time) three Business Days before the proposed Borrowing Date (in the case of Bid Loans requested by an Index Rate Bid Loan Request) and before 10:30 a.m. (New York time) on the proposed Borrowing Date (in the case of Bid Loans requested by an Absolute Rate Bid Loan Request) either, in its absolute discretion:

         (A) cancel such Bid Loan Request by giving the Administrative Agent telephonic notice (promptly confirmed in writing) to that effect, or

         (B) accept one or more of the offers made by any Bank or Banks pursuant to clause (ii) or clause
         (iii) above, as the case may be, by giving telephonic notice to the Administrative Agent
         (immediately confirmed by delivery to the Administrative Agent of a Bid Loan Confirmation) of the amount of Bid Loans for each relevant maturity date to be made by each such Bank (which amount for each such maturity date shall be equal to or less than the maximum amount for such maturity date specified in the Bid Loan Offer of such Bank and greater than or equal to the minimum amount for such maturity date specified in the Bid
         Loan Offer (a "Minimum Bid Loan Amount") of such
         Bank, and for all maturity dates included in such Bid Loan Offer shall be equal to or less than the aggregate maximum amount specified in such Bid
         Loan Offer for all such maturity dates) and reject any remaining offers made by Banks pursuant to clause (ii) or clause (iii) above, as the case may be; provided, however, that (w) the Company may not accept offers for Bid Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related Bid Loan Request, (x) subject to clause
         (y) below, if the Company accepts any of such offers, it must accept offers strictly based upon pricing for such relevant maturity date and no other criteria whatsoever, (y) if two or more
         Banks submit offers for any maturity date at identical pricing and the Company accepts any of such offers but does not wish to (or by reason of the limitations set forth in Section 4.09(a) or in clause (w) of this proviso, cannot) borrow the total amount offered by such Banks with such identical pricing, the Company shall accept offers from all of such Banks in amounts allocated among them pro rata according to the amounts offered by such Banks (or as nearly pro rata as shall be practicable after giving effect to the requirement set forth in clause (z) below), provided that if as a result of such pro rata allocation the amount of any accepted offer with respect to any Bank shall be less than such Bank's relevant Minimum
         Bid Loan Amount, then the Company may select Banks to make the relevant Bid Loan such that it will not be precluded from borrowing the total amount which it wishes to borrow with respect to such Bid
         Loan and (z) the Bid Loans made by a Bank on a Borrowing Date for each relevant maturity date shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

           (v) If the Company notifies the Administrative Agent that a Bid Loan Request is cancelled pursuant to clause (iv)(A) above, the Administrative Agent shall give prompt telephonic or written notice thereof to the Banks and the Bid Loans requested thereby shall not be made. Failure of the Company to give a timely acceptance in accordance with clause (iv)(B) above shall constitute a cancellation pursuant to such clause (iv)(A).

          (vi)  If the Company accepts pursuant to
clause (iv) (B) above one or more of the offers made by any Bank or Banks, the Administrative Agent shall promptly notify each Bank which has made such an offer of the aggregate amount of such Bid Loans to be made on such Borrowing Date for each maturity date and of the acceptance or rejection of any offers to make such Bid Loans made by such Bank. Each Bank which is to make a Bid Loan shall, before 12:00 Noon (New York time) on the Borrowing Date specified in the Bid Loan Request applicable thereto, make available to the Administrative Agent at its Payment Office the amount of Bid Loans to be made by such Bank, in immediately available funds. The Administrative Agent will make such funds available to the Company as soon as practicable on such date at the Administrative Agent's aforesaid address. As soon as practicable after each Borrowing Date, the Administrative Agent shall notify each Bank of the aggregate amount of Bid Loans advanced on such Borrowing Date and the respective maturity dates thereof.

         (c) Within the limits and on the conditions set forth in this Section 4.09, the Company may from time to time borrow under this Section 4.09, repay pursuant to paragraph (d) below, and reborrow under this Section 4.09.

         (d)  The Company shall repay to the Administrative
Agent for the account of each Bank which has made a Bid Loan (or the Bid Loan Assignee in respect thereof, as the case may be) on the maturity date of each Bid Loan (such maturity date being that specified by the Company for repayment of such Bid Loan in the related Bid Loan Request) the then unpaid principal amount of such Bid Loan. The Company shall not have the right to prepay any principal amount of any Bid Loan without the consent of the holder or holders of such Bid Loan (which may be withheld in its or their sole discretion).

         (e) The Company shall pay interest on the unpaid principal amount of each Bid Loan from the Borrowing Date to the stated maturity date thereof, at the rate of interest determined pursuant to paragraph (b) above (calculated on the basis specified in Section 11.07(b)), payable on the interest payment date or dates specified by the Company for such Bid Loan in the related Bid Loan Request. If all or a portion of the principal amount of or interest on any Bid Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount, and, to the extent permitted by law, overdue interest, shall, without limiting any rights of any Bank under this Agreement, bear interest from the date on which such payment was due at a rate per annum which is equal to 2% plus the rate which would otherwise be applicable to such Bid Loan until the scheduled maturity date with respect thereto, and for each day thereafter at a rate per annum which is equal to 2% above the rate which would otherwise be applicable to Base Rate Loans pursuant to Section 1.07(a) hereof until paid in full (as well after as before judgment), payable on demand, or, in the absence of demand, weekly on Friday of each week.

         (f) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Bank resulting from each Bid Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

         (g)  Amounts advanced by a Bank pursuant to this
Section 4.09 on a Borrowing Date which have the same maturity date and interest rate shall be deemed to constitute one Bid
Loan.


         SECTION 5.  Conditions Precedent.

         The obligation of each Bank to make Loans to, and of the Issuing Bank to issue Letters of Credit for the account of, the Company hereunder on or after the Effective Date is subject, at the time of the making of each such Loan or the issuance of each such Letter of Credit, as the case may be, to the satisfaction of the following conditions:

         5.01 Agreement. On the Effective Date, there shall have been delivered to the Administrative Agent for the account of each Bank, this Agreement, executed and delivered by a duly authorized officer of each party hereto.

         5.02 Officer's Certificate. On the Effective Date, the Administrative Agent shall have received a certificate dated the Effective Date, and signed by the chief financial officer or the chief accounting officer or the treasurer of the Company, stating that (to the best of his knowledge) the conditions set forth in Section 5.07 exist as of such date.

         5.03 Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received an opinion, addressed to each Bank and dated such date, from each of (i) Cravath, Swaine & Moore, special counsel to the Company, covering the matters set forth in Exhibit B-1 hereto and (ii) William C. Lemmer, Vice President, General Counsel and Secretary of the Company, covering the matters set forth in Exhibit B-2 hereto. Each such legal opinion shall also cover such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

         5.04  Organizational Documents; Corporate Proceedings.
(a) On or prior to the Effective Date, the Administrative Agent shall have received certified copies of the Company's charter documents, by-laws, resolutions of the Company's Board of Directors evidencing the Company's authority to enter into this Agreement, and certificates of incumbency, each in form and substance satisfactory to the Administrative Agent.

         (b)  On or prior to the Effective Date, the
Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

         5.05 Fees. The Administrative Agent shall have received (or shall have concurrently received) the fees to be received by it for its account and the account of the Co-Agents and Banks on or prior to the Effective Date referred to in
Section 2.01.

         5.06 Reserve and NPV Report. On or prior to the Effective Date, each Bank shall have received a Final Reserve and NPV Report setting forth the NPV as of December 31, 1994.

         5.07  No Default; Etc.  On the Effective Date:

         (a) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

         (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to any Loans or Letters of Credit requested to be made or issued on such date.

         5.08 Conditions Precedent to Subsequent Loans and Letters of Credit. The agreement of each Bank to make any Loan pursuant to Section 1.03 or 4.09 requested to be made by it on any date after the Effective Date, and of the Issuing Bank to issue any Letter of Credit on any date after the Effective Date, is subject to the satisfaction of the following conditions precedent:

         (a) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct in all material respects on and as of the date of such Loan or issuance of such Letter of Credit as if made on and as of such date.

         (b) No Default. No Default or Event of Default shall have occurred and be continuing on the date of such Loan or issuance of such Letter of Credit or after giving effect to the Loans requested to be made or any Letter of Credit requested to be issued, as the case may be, on such date.

Each borrowing of Loans by and issuance of a Letter of Credit for the account of the Company hereunder shall constitute a representation and warranty by the Company as of the date such Loans are borrowed or such Letter of Credit is issued, as the case may be, that the conditions contained in this Section 5.08 have been satisfied (except to the extent that, prior to or concurrently with the delivery of the relevant Notice of Borrowing, Bid Loan Confirmation or Application, as the case may be, the Company notifies the Banks in writing, through the Administrative Agent, that any such conditions shall not be satisfied).

This Agreement and all of the certificates, legal opinions and other documents and papers referred to in this Section 5 shall be delivered to the Administrative Agent at the offices of Simpson
Thacher & Bartlett for the account of each of the Banks.


         SECTION 6.  Representations and Warranties.

         In order to induce the Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit provided for herein, the Company makes the following representations and warranties as of the Effective Date and as of each subsequent Borrowing Date or date of issuance of a Letter of Credit, as the case may be, which representations and warranties shall survive the execution and delivery of this Agreement and the making of the Loans:

         6.01 Corporate Status. Each of the Company and each of its Subsidiaries (i) is a duly organized and validly existing corporation or partnership in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) if a corporation or a limited partnership, is duly qualified and is authorized to do business and is in good standing in all jurisdictions where the failure to do so would have a Material Adverse Effect. As of the Effective Date, the Subsidiaries listed on Annex III hereto constitute all of the Subsidiaries of the Company.

         6.02 Corporate Power and Authority. The Company has the corporate power to execute, deliver and carry out the terms and provisions of this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the borrowings and other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, receivership or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         6.03 No Violation. Neither the execution, delivery nor performance by the Company of this Agreement or any Application, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions herein or therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or By-Laws or, in the case of any partnership, the applicable partnership agreement or other organizational documents, of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all Requirements of Law (including ERISA and environmental laws) except to the extent that failure to comply therewith (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect. After giving due consideration to all relevant factors, the Company has concluded that Requirements of Law concerning environmental protection matters (including, without limitation, claims thereunder) are not reasonably likely to have a Material Adverse Effect.

         6.04 Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, there are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries before any court or before any governmental or administrative body or agency that (individually or in the aggregate) are reasonably likely to have a Material Adverse Effect.

         6.05 Financial Statements. The audited consolidated statement of financial condition of the Company and its consolidated Subsidiaries at December 31, 1994 and the related consolidated statements of income and retained earnings and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 1994 heretofore furnished to the Banks present fairly the consolidated financial condition of the Company at the date of said statements for said period. All such financial statements have been prepared in accordance with GAAP consistently applied except for such changes as have been concurred with by Coopers & Lybrand, independent public accountants for the Company, and disclosed in accordance with GAAP in such financial statements or the report thereon by Coopers & Lybrand. Since December 31, 1994, there has been no material adverse change in the financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole or in the ability of the Company and its Restricted Subsidiaries taken as a whole to satisfy their financial obligations.

         6.06 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the execution, delivery and performance by the Company of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement as against the Company.

         6.07 Use of Proceeds; Regulation U. The proceeds of all incurrences of Loans, and the Letters of Credit, will be used by the Company for general corporate purposes, which may include, without limitation to provide funds for the support and repayment of Commercial Paper. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

         6.08  Investment Company Act.  The Company is not an
"investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         6.09 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         6.10 True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of the Company in writing to any Bank, for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Company in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to the Company (other than matters of a general economic nature) which is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

         6.11 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which (individually or in the aggregate) is reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which (individually or in the aggregate) is reasonably likely to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         6.12 Ownership of Property. To the extent customary in the oil and gas business for the type and location of the relevant property and consistent with the past practices of the Company in effect on the Effective Date, each of the Company and its Restricted Subsidiaries has good title to all its material Oil and Gas Interests.


         SECTION 7.  Covenants.

         The Company covenants and agrees that, on and after the Effective Date so long as this Agreement or any Commitment is in effect and until payment in full of the Loans, and no Letter of Credit or Reimbursement Obligation remains outstanding, and performance by the Company of all of its other obligations arising hereunder:

         7.01 Financial Statements and Reports. The Company will deliver to the Administrative Agent, with sufficient copies for each Bank:

         (a) as soon as available and in any event within 50 days after the end of the relevant fiscal quarter, the consolidated financial statements of each of (i) Energy Partners and its consolidated Subsidiaries and (ii) the Company and its consolidated Subsidiaries for each of the first three fiscal quarters of each fiscal year of the Company or Energy Partners, as the case may be, as filed with the Securities and Exchange Commission ("SEC") on Form 10-Q (or any form which replaces Form 10-Q), or if the Company or Energy Partners is not required to file any such form with the SEC, an unaudited report containing the financial information that would be required to be contained in such form, such report to be certified by the chief financial officer or the chief accounting officer of the Company or Energy Partners, as the case may be;

        (b) as soon as available and in any event within 90 days after the end of the relevant fiscal year, the consolidated financial statements of each of (i) Energy Partners and its consolidated Subsidiaries and (ii) the Company and its consolidated Subsidiaries for each fiscal year as filed with the SEC on Form 10-K (or any form which replaces Form 10-K) containing financial statements accompanied by the report thereon by Coopers & Lybrand or other independent public accountants of recognized national standing, or if the Company or Energy Partners is not required to file any such form with the SEC, the financial information that would be required to be contained in such form accompanied by a report thereon by Coopers & Lybrand or other independent public accountants of recognized national standing;

         (c) at the time of the delivery of the financial statements provided for in Section 7.01(a) and (b), a certificate of the chief financial officer or the treasurer of the Company to the effect that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and what type of remedial action is being taken with respect thereto and which certificate shall set forth the calculations required to establish whether the Company was in compliance with the provisions of Sections 7.10 and, if the Company has any Non-Restricted Subsidiary, 7.14(g) at the end of such fiscal quarter or year, as the case may be, and which certificate shall further set forth the calculation of the Total Indebtedness to Cash Flow Ratio as of the end of such fiscal quarter or year, as the case may be;

         (d) promptly after the sending or filing thereof, copies of all reports which the Company or Energy Partners sends to its stockholders or unitholders generally, as the case may be, and copies of all reports and registration statements which the Company or Energy Partners files with the SEC;

         (e) promptly upon request, such geophysical, geological and petroleum engineering data concerning the Proved Borrowing Base Reserves as any Bank through the Administrative Agent shall reasonably request; and

         (f) with reasonable promptness, such further information regarding the condition or operations, financial or otherwise, of the Company and its Subsidiaries (including any such information relevant to any Borrowing Base
    Determination) as any Bank through the Administrative Agent may from time to time reasonably request.

         7.02 Notices. (a) Promptly, and in any event within three Business Days after an officer of the Company obtains knowledge thereof, the Company will deliver to the Administrative Agent (with sufficient copies for each Bank) notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental proceeding pending
(x) against the Company or any of its Subsidiaries which (individually or in the aggregate) is or becomes reasonably likely to have a Material Adverse Effect or (y) with respect to this Agreement and (iii) any other event which (individually or in the aggregate) is or becomes reasonably likely to have a Material Adverse Effect.

         (b) If, as a result of any borrowing of Loans (after giving effect to the application of proceeds thereof) or the issuance of any Letter of Credit, the aggregate amount of Loans and L/C Obligations shall be increased, the Company shall deliver to the Administrative Agent, concurrently with the relevant Notice of Borrowing, Bid Loan Confirmation or Application, as the case may be, a calculation in reasonable detail showing the amount of the Available Commitment after giving effect to such borrowing or issuance.

         7.03 Corporate Franchises. The Company and its consolidated Subsidiaries will continue to engage primarily in the oil and gas business and the Company will, and will cause each of its consolidated Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents, except to the extent that failure to do or cause to be done any of the foregoing (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect. Nothing in this Section 7.03 shall prevent the merger of Subsidiaries into the Company or with or into another Subsidiary or the withdrawal by the Company or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction, provided that such merger or withdrawal could not reasonably be expected to have a Material Adverse Effect.

         7.04 Payment of Taxes, Etc. The Company shall pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, shown to be due and payable by the Company or such Subsidiary on its tax returns, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any properties of the Company or any Restricted Subsidiary, or maintain adequate reserves with respect thereto in accordance with GAAP, except to the extent that failure to pay or discharge or cause to be paid or discharged any of the foregoing (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which adequate reserves in accordance with GAAP have been provided.

         7.05 Compliance with Laws, Etc. The Company shall comply, and cause each Subsidiary to comply, with the requirements of all applicable laws (including ERISA and environmental laws), rules, regulations and orders of any Governmental Authority, non-compliance with which (individually or in the aggregate) is reasonably likely to have a Material Adverse Effect.

         7.06 Maintenance of Property; Insurance. The Company shall, and shall cause each Subsidiary to, keep all property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted). The Company shall maintain, and cause each Subsidiary to maintain, insurance on its property with responsible and reputable insurance companies or associations covering such risks (but including in any event property, general liability and environmental liability), and in such amounts as are in accordance with normal industry practice.

         7.07 Liens, Etc. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist, any Lien (other than Permitted Liens) upon or with respect to any property or assets (real or personal, tangible or intangible) now owned or hereafter acquired by the Company or any of its Subsidiaries and securing any Indebtedness.

         7.08 Fundamental Changes. (a) The Company shall not enter into any merger, consolidation or amalgamation, unless:

         (i)  the Company shall be the continuing Person;

        (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

       (iii)  the Company shall have delivered to the
    Administrative Agent (x) a certificate of an officer of the Company and (y) a legal opinion from counsel reasonably satisfactory to the Administrative Agent, in each case to the effect that such transaction complies with the requirements of this Section 7.08(a).

         (b) None of the Company, Energy Partners or SOLP shall liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution of itself), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets; provided that, Energy Partners or SOLP may engage in any of the foregoing transactions so long after giving effect thereto, the beneficial ownership interest of the Company in the assets of Energy Partners or SOLP, as the case may be, is not decreased.

         7.09 Indebtedness. (a) The Company shall not, and shall not permit any Subsidiary to, contract, create, incur or assume any Indebtedness (collectively, an "Incurrence of Indebtedness"), or suffer to exist any Indebtedness, on any date when the aggregate amount of Borrowing Base Indebtedness either
(i) exceeds the Borrowing Base then in effect or (ii) in the case of any Incurrence of Indebtedness, would exceed the Borrowing Base then in effect after giving effect to such Incurrence of Indebtedness and to any application of the proceeds thereof on such date. Notwithstanding the foregoing, (A) in no event shall the aggregate principal amount of Indebtedness of the Restricted Subsidiaries of the Company (other than (1) any EIB Indebtedness in an aggregate principal amount not to exceed $100,000,000, (2) any FEC Indebtedness in an aggregate principal amount not to exceed $50,000,000 and (3) any Indebtedness owing to the Company or any other Subsidiary) exceed $20,000,000 at any one time outstanding for all such Restricted Subsidiaries and (B) all Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary shall be evidenced by a note (or other appropriate instrument) or an account entry clearly identifying its character as a liability.

         (b) The Company shall, and shall cause its Restricted Subsidiaries to, apply all net cash proceeds generated from the sale of assets to reduce Borrowing Base Indebtedness until the aggregate principal amount of outstanding Consolidated Debt of the Company and its consolidated Subsidiaries is less than $1,300,000,000; provided, however, that:

              (i) for purposes of the foregoing, the net cash proceeds from any asset sale shall be determined after deducting, without limitation, all costs and expenses incurred in connection with such asset sale, any liabilities or other obligations required to be paid as a result of such asset sale, and reasonable reserves for any taxes resulting from such asset sale and for any other liabilities (including contingent liabilities) or obligations retained or incurred in connection with such asset sale;

              (ii) the foregoing shall not apply to (A) sales of assets in the ordinary course of business, which shall be deemed to include, without limitation, any sale of assets or related sales of assets for an aggregate consideration of less than $1,000,000 or (B) any sale of assets by the Company to a Subsidiary, or by a Subsidiary to the Company or to another Subsidiary;

              (iii) if the net cash proceeds from any asset sale are required by the foregoing provisions of this Section to be applied to reduce Borrowing Base Indebtedness and the amount of such net cash proceeds, together with the amount of any net cash proceeds from previous asset sales not yet so applied by reason of this clause (iii), is less than $10,000,000, then the Company shall not be required to apply such net cash proceeds to reduce Borrowing Base Indebtedness until the aggregate amount of net cash proceeds required to be so applied exceeds $10,000,000 in which case all such net cash proceeds shall be so applied;

              (iv) the Company shall have the discretion to determine which Borrowing Base Indebtedness will be reduced and, upon being required to reduce Borrowing Base Indebtedness, may delay the reduction of Borrowing Base Indebtedness for a period of up to 120 days in order to provide for the giving of prepayment notices, or to minimize prepayment premiums, or for other reasons in order to provide for the orderly reduction of Borrowing Base Indebtedness;

              (v)  the foregoing shall not be construed as
         restricting the incurrence of Indebtedness; and

              (vi) the obligations of the Company under this
         Section 7.09(b) shall terminate on the first date that Consolidated Debt is less than $1,300,000,000 and shall not apply thereafter, regardless of any subsequent increase in Consolidated Debt.

         (c) Until (i) the aggregate principal amount of outstanding Consolidated Debt of the Company and its consolidated Subsidiaries is less than $1,300,000,000 and (ii) either the Borrowing Base Coverage Ratio is at least 1.75 to 1 or a Borrowing Base Determination occurs subsequent to the Initial Borrowing Base Determination, the Company shall not, and shall not permit any Restricted Subsidiary to, incur any additional Funded Indebtedness or refinance existing Funded Indebtedness unless such additional or refinanced Funded Indebtedness has a weighted average maturity that, measured from the date such additional or refinanced Funded Indebtedness is incurred, extends at least six months after the Commitment Termination Date; provided, however, that:

         (A) up to $25,000,000 of Funded Indebtedness may be incurred or refinanced without regard to the foregoing restrictions; and

         (B) upon satisfaction of the conditions set forth in clauses (i) and (ii) of this Section 7.09(c), the obligations of the Company under this Section 7.09(c) shall terminate and shall not apply thereafter, regardless of any subsequent increase in Consolidated Debt or decrease in the Borrowing Base Coverage Ratio.

         7.10 Interest Coverage. The Company shall not permit the ratio of (a) Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (taken as one accounting period) commencing with the four consecutive fiscal quarters ended June 30, 1995 to (b) Consolidated Interest Expense for such period of four consecutive fiscal quarters (taken as one accounting period) to be less than 3.00 to 1.

         7.11 Limitation on Dividends, etc. The Company shall not declare or pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, except, if no Event of Default or Specified Default shall have occurred and be continuing, (i) the Company may declare and pay (x) cash dividends on the common stock of the Company in any fiscal year in an aggregate amount not exceeding 35% of consolidated net income of the Company and its consolidated Subsidiaries for the immediately preceding fiscal year, if at the time of declaration of any such dividend
(i) the Company's shareholders' equity is at least $300,000,000 and (ii) the ratio of Total Indebtedness to Cash Flow shall be less than or equal to 1.75 to 1.0 (y) cash dividends on the Series A Preference Stock and the Series B Preference Stock of the Company and (z) dividends on preferred stock of the Company, provided that if an Event of Default or Specified Default shall have occurred and be continuing the Company may in any event pay any such dividends referred to in the foregoing clauses (x), (y) and (z) that were declared prior to the occurrence of such Event of Default or Specified Default and (ii) the Company may make payments to repurchase options to purchase common stock of the Company issued to its officers or employees, provided that the aggregate amount of such payments shall not exceed $1,000,000 in any fiscal year.

         7.12 No Further Negative Pledges. The Company shall not, and shall not permit any Subsidiary to, enter into any agreement with respect to its Indebtedness which would limit the ability of the Company or any of its Restricted Subsidiaries to grant Liens upon their respective properties or assets, whether now owned or hereafter acquired, securing the Indebtedness incurred by the Company under this Agreement; provided, that any agreement relating to Indebtedness which provides (an "Equal and Ratable Provision") that Liens may secure other Indebtedness of the Company or its Subsidiaries if such Liens equally and ratably secure the Indebtedness incurred under such agreement shall be deemed not to constitute such a limitation (provided that in no event shall any such Equal and Ratable Provision require that Liens incurred pursuant to such Provision in respect of the assets of the Company or any Restricted Subsidiary secure all or any portion of the Indebtedness of any Non-Restricted Subsidiary), and provided, further, that any such limitations contained in agreements relating to Indebtedness secured by Liens permitted by Section 7.07 shall not be prohibited by the provisions of this Section 7.12 if such limitations apply only to the properties or assets covered by such Liens.

         7.13 Inspection of Property; Books and Records; Discussions. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent, any Co-Agent or any Bank designated as a lead manager at any reasonable time and as often as may reasonably be desired to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries.

         7.14  Limitation on Investments, Loans and Advances.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (all of the foregoing being herein called "Investments"), except:

         (a) accounts receivable arising in the ordinary course of business;

         (b)  Investments in Cash Equivalents;

         (c) Indebtedness of the Company or any of its Subsidiaries permitted by Section 7.09;

         (d)  Investments by the Company in its Restricted
    Subsidiaries (including Persons who thereby become
    Restricted Subsidiaries) and in the Company's 50%-owned
    Affiliates owning assets included in the Borrowing Base
    Assets and investments by Restricted Subsidiaries of the Company in other Restricted Subsidiaries of the Company and in the Company's 50%-owned Affiliates owning assets included in the Borrowing Base Assets;

         (e) Investments in the nature of debt obligations received by the Company or any of its Restricted
    Subsidiaries in connection with sales or other dispositions of assets;

         (f)  Investments by the Company or any Restricted
    Subsidiary in joint ventures and other investment vehicles (other than Subsidiaries) primarily formed to acquire, develop or market (or invested in primarily as a means of acquiring, developing or marketing) Oil and Gas Interests and related facilities;

         (g) Investments by the Company or any Restricted Subsidiary in Non-Restricted Subsidiaries, provided, that any such Investment to be made in cash shall not be permitted unless after giving effect thereto the Net Investment Amount shall not exceed 5% of Consolidated Cash Flow for the immediately preceding fiscal year;

         (h) Investments taken by the Company or any of its Restricted Subsidiaries in connection with past due accounts in accordance with prudent business practices; and

         (i) other Investments not to exceed $15,000,000 at any one time outstanding.

         7.15  Limitation on Affiliate Transactions.  The
Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale or exchange of property or the rendering of any services, but excluding any Investment permitted by Section 7.14(g)) with any Subsidiary (other than a Wholly Owned Restricted Subsidiary of the Company or of such Restricted Subsidiary) or Affiliate of the Company, unless such transaction is not otherwise prohibited under this Agreement and is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not a Subsidiary or an Affiliate.

         7.16 Energy Partners and SOLP. The Company shall at all times maintain a 95% or greater ownership interest in each of Energy Partners (whether through general partnership interests or limited partnership units or both) and SOLP; provided, however, that the foregoing shall not be construed to prevent the liquidation or dissolution of Energy Partners or SOLP in accordance with Section 7.08(b).

         7.17 Maintenance of Corporate Separateness. The Company shall, and shall cause each of its Subsidiaries that has any significant business activities or any significant indebtedness or liabilities to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings and the maintenance of corporate offices and records. No account of a Non-Restricted Subsidiary with any bank or other financial institution shall be commingled with any account of the Company or any of its Restricted Subsidiaries with any bank or other financial institution. Any financial statements distributed to any creditors of a Non-Restricted Subsidiary shall clearly establish the separateness of such Non-Restricted Subsidiary from the Company and its Restricted Subsidiaries. Neither the Company nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate corporate existence of any Non-Restricted Subsidiary being ignored, or the assets and liabilities of the Company or any Restricted Subsidiary being substantively consolidated with those of any Non-Restricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.


         SECTION 8.  Events of Default.

         Upon the occurrence of any of the following specified events (each an "Event of Default"):

         8.01 Principal. The Company shall default in (a) the payment when due of any principal of any Loan or any Reimbursement Obligation or (b) the due performance of its obligations under Section 3.02(a); or

         8.02 Interest and Other Amounts. The Company shall default in the payment of interest in respect of any Loan or any Reimbursement Obligation or in the payment of any fees or other amounts payable under or with respect to this Agreement, and such default shall continue unremedied for 5 days after the date when due; or

         8.03  Representations and Warranties.  Any
representation or warranty made by the Company herein or in any writing furnished pursuant to this Agreement by the Company shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         8.04 Certain Covenants. The Company shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.02(a)(i), 7.08, 7.10, 7.11,
7.12 and 7.16 and notice thereof shall have been given to the Company by the Administrative Agent or the Required Banks; or

         8.05 Covenants. The Company shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement (other than those referred to in Sections 8.01, 8.02, 8.03 and 8.04) and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Company by the Administrative Agent or the Required Banks; or

         8.06 Indebtedness. (a) The Company or any of its Material Restricted Subsidiaries shall (i) fail to pay any principal of or interest on its outstanding Indebtedness (other than the Loans) when due (or, if permitted by the terms of the relevant documents, within any applicable grace period) in an aggregate amount in excess of $25,000,000, or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness in an aggregate amount in excess of $25,000,000 (other than the Loans) or any other event shall exist or occur the effect of which default or other event is to accelerate, or to permit the holders of such Indebtedness to accelerate, such Indebtedness prior to its stated maturity, or
(b) any event (in the nature of a default or an event of default or relating to the altered financial condition or prospects of the Company) shall exist or occur which would permit the holder of any Indebtedness of the Company or any of its Material Restricted Subsidiaries (other than the Loans) to require the Company or any of its Material Restricted Subsidiaries to repay prior to its stated maturity, repurchase or redeem $25,000,000 or more of any such Indebtedness or result in $25,000,000 or more of any such Indebtedness becoming due and payable or subject to repurchase or redemption prior to the stated maturity date thereof; provided that no failure, default or event described in this Section 8.06 occurring with respect to a Material Restricted Subsidiary shall constitute an Event of Default unless and until any one or more of such failures, defaults or events shall have occurred with respect to Material Restricted Subsidiaries contributing (individually or in the aggregate) at least 2.5% of the NPV as determined in connection with the most recent Borrowing Base Determination; or

         8.07 Bankruptcy, Etc. The Company or any of its Material Restricted Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company or any such Material Restricted Subsidiary, and the petition is not controverted within 10 days, or is not dismissed within 90 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any such Material Restricted Subsidiary pursuant to a proceeding under the Bankruptcy Code, or the Company or any such Material Restricted Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any such Material Restricted Subsidiary, or there is commenced against the Company or any such Material Restricted Subsidiary any such proceeding which remains undismissed for a period of 90 days, or the Company or any such Material Restricted Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any such Material Restricted Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or the Company or any such Material Restricted Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any such Material Restricted Subsidiary for the purpose of effecting any of the foregoing; provided that no event described in this Section 8.07 occurring with respect to a Material Restricted Subsidiary shall constitute an Event of Default unless and until any one or more of such events shall have occurred with respect to Material Restricted Subsidiaries contributing (individually or in the aggregate) at least 2.5% of the NPV as determined in connection with the most recent Borrowing Base Determination; or

         8.08 ERISA. Any Plan (other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA)) shall fail to maintain the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any required contribution to a Plan shall not have been timely made, or the Company or a Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a Lien upon the assets of the Company or any of its Subsidiaries or any ERISA Affiliate, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or the Internal Revenue Service or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, which, in the opinion of the Required Banks, will have a Material Adverse Effect; or

         8.09 Judgments. A final judgment which, together with other outstanding final judgments against the Company and/or its Material Restricted Subsidiaries, exceeds an aggregate of $25,000,000 (the "Judgment Amount") shall be entered against the Company and/or any Material Restricted Subsidiary and (i) within the Applicable Period after entry thereof such judgment or judgments shall not have been discharged or execution thereof stayed pending appeal or, within the Applicable Period after the expiration of any such stay, such judgment or judgments shall not have been discharged or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor upon such judgment or judgments; provided that no such judgment against any Material Restricted Subsidiary shall be included in the Judgment Amount unless one or more of such judgments have been entered against Material Restricted Subsidiaries contributing (individually or in the aggregate) at least 2.5% of the NPV as determined in connection with the most recent Borrowing Base Determination; or

         8.10 Ownership; Directors. (a) Any Person (other than the Company, a Subsidiary of the Company or any employee benefit plan of the Company or any of its Subsidiaries) or group (as such term is used in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall acquire, directly or indirectly, beneficial ownership of an aggregate of 35% or more of the issued and outstanding common stock of the Company or (b) during any period of two consecutive years, the individuals (the "Initial Directors") who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors of the Company whose election or nomination was approved by a vote of at least two-thirds of such Initial Directors or new directors so approved, or whose election or nomination was so approved prior to such period) shall cease for any reason to constitute 50% or more of the Board of Directors of the Company;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Banks, shall by written notice to the Company, take either or both of the following actions, without prejudice to the rights of the Administrative Agent, any Bank or the holder of any obligations owing by the Company hereunder to enforce its claims against the
Company: (i) declare the Commitments to be terminated forthwith, whereupon the Commitment of each Bank shall immediately terminate; or (ii) declare the principal of and any accrued interest in respect of the Loans, and all other obligations owing hereunder (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that, if an Event of Default specified in
Section 8.07 shall occur with respect to the Company, the result which would occur upon the giving of written notice by the Administrative Agent to the Company, as specified in clauses (i) and (ii) above, shall occur automatically without the giving of any such notice. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding provisions of this Section 8, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company.


         SECTION 9.  The Administrative Agent and the Co-Agents.

         9.01 Appointment. Each Bank hereby irrevocably designates and appoints Barclays Bank PLC as the Administrative Agent of such Bank under this Agreement. Each Bank hereby irrevocably designates and appoints Bank of America National Trust and Savings Association, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and NationsBank of Texas, N.A., as the Co-Agents of such Bank under this Agreement. Each Bank hereby irrevocably authorizes Barclays Bank PLC, as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.
Each Bank hereby irrevocably authorizes each of Bank of America National Trust and Savings Association, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and NationsBank of Texas, N.A., as Co-Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Co-Agents by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Co-Agents shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or any Co-Agent.

         9.02 Delegation of Duties. The Administrative Agent and each Co-Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor any Co-Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         9.03  Exculpatory Provisions.  Neither the
Administrative Agent nor any Co-Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates nor any member of the Engineering Committee shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (including but not limited to any such Person's negligent actions or omissions, but excluding such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Co-Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Company to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor any Co-Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

         9.04 Reliance by Administrative Agent and the Co-Agents. Each of the Administrative Agent and the Co-Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent or such Co-Agent. Each of the Administrative Agent and the Co-Agents may deem and treat the Bank specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent or such Co-Agent. Each of the Administrative Agent and the Co-Agents shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Co-Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, or all Banks, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the obligations owing by the Company hereunder.

         9.05 Notice of Default. Neither the Administrative Agent nor any Co-Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or such Co-Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

         9.06 Non-Reliance on Administrative Agent, Co-Agents and Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any Co-Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Co-Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Co-Agent to any Bank. Each Bank represents to the Administrative Agent and each Co-Agent that it has, independently and without reliance upon the Administrative Agent or such Co-Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any Co-Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, neither the Administrative Agent nor any Co-Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company which may come into the possession of the Administrative Agent or any Co-Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

         9.07 Indemnification. The Banks agree to indemnify each of the Administrative Agent and Co-Agents in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their original Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (in this Section 9.07 collectively called "liabilities and disbursements") which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Administrative Agent or any Co-Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any Co-Agent under or in connection with any of the foregoing, regardless of whether such liabilities and disbursements are caused by the negligent actions or omissions to act of the Administrative Agent or any Co-Agent; provided that no Bank shall be liable for the payment of any portion of such liabilities and disbursements resulting solely from the Administrative Agent's or such Co-Agent's (as the case may be) gross negligence or willful misconduct. The agreements in this
Section 9.07 shall survive the payment of the Loans and all other amounts payable hereunder.

         9.08 Administrative Agent and Co-Agent in their Individual Capacities. Each of the Administrative Agent and the Co-Agents and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent or such Co-Agent were not the Administrative Agent or Co-Agent hereunder.

With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent and each Co-Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent or Co-Agent, and the terms "Bank" and "Banks" shall include the Administrative Agent and each Co-Agent in their individual capacity.

         9.09  Successor Administrative Agent or Co-Agent.
(a) The Administrative Agent may resign as Administrative Agent upon 15 days' notice to the Company and the Banks. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Co-Agents shall appoint from among the Banks a successor agent for the Banks acceptable to the Required Banks and the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the obligations owing hereunder. If a successor Administrative Agent shall not have been so appointed within said 15 day period, the Administrative Agent may then appoint a successor Administrative Agent acceptable to the Company and the Co-Agents who shall serve as Administrative Agent hereunder until such time, if any, as a successor Administrative Agent is appointed as provided above. If no successor Administrative Agent has been appointed by the 20th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as a successor Administrative Agent is appointed as provided above. After any retiring Administrative Agent's or Co-Agent's resignation as Administrative Agent or Co-Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Co-Agent, as the case may be, under this Agreement.

         (b) Any Co-Agent may resign as Co-Agent upon 15 days' notice to the Administrative Agent, the Company and the Banks. The resignation of any Co-Agent shall be effective without any further act or deed on the part of such Co-Agent or any other party hereto. If at any time there shall be less than three Co-Agents, the Company and the remaining Co-Agents shall, with the consent of the Required Banks, select a new Co-Agent so that at all times there shall be at least three Co-Agents.


         SECTION 10.  Definitions.

         As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. As used herein, the respective meanings of terms relating to Petroleum reserves not otherwise defined herein shall be determined in accordance with the standards and practices of The Society of Petroleum Engineers. Defined terms in this Agreement shall include in the singular number the plural and the plural number the singular.

         "Absolute Rate Bid Loan Request" shall mean any Bid
     Loan Request requesting the Banks to offer to make Bid Loans at an absolute rate (as opposed to a rate composed of the Applicable Index Rate plus (or minus) a margin).

         "Additional Charges" shall have the meaning provided in
     Section 11.15(b).

         "Adjusted Borrowing Base Assets" shall mean, at any time of the determination thereof, the NPV of the Borrowing Base Assets as of December 31, 1994, as set forth in the Initial Reserve and NPV Report, reduced by the NPV attributable to any such Borrowing Base Assets which are the subject of an Asset Sale, Other Exchange or Asset Reclassification or Subsidiary Reclassification after December 31, 1994.

         "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement.

         "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary of such Person) that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director or officer of (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Aggregate Exposure" shall mean, at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the aggregate amount of L/C Obligations then outstanding, (c) the aggregate principal amount of all Bid Loans then outstanding and (d) the Commercial Paper Exposure, all determined after giving effect, to the extent applicable, to any repayment or expiration of the relevant Extensions of Credit occurring on the date of determination.

         "Agreement" shall mean this Revolving Credit Agreement as the same may hereafter be modified, supplemented or amended from time to time.

         "Alternate Borrowing Base" shall have the meaning provided in Section 2.03(b)(viii).

         "Alternate Currency" shall mean pounds sterling in the lawful currency of the United Kingdom.

         "Alternate Currency Letter of Credit" shall have the meaning set forth in Section 4.01(c).

         "Alternate Redetermined Borrowing Base" shall have the meaning provided in Section 2.03(c)(ii).

         "Applicable Index Rate" shall mean in respect of any Index Rate Bid Loan of a specified maturity requested pursuant to an Index Rate Bid Loan Request (a) the average of the offered quotation by leading banks in the interbank Eurodollar market to each of the Reference Banks for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of such Index Rate Bid Loan with a maturity comparable to the maturity applicable to such Index Rate Bid Loan, commencing two Business Days thereafter, which offered quotation shall be determined as of 10:00 a.m. (New York time) on the date which is two Business Days prior to the Borrowing Date with respect to such Index Rate Bid Loan, provided that, if any Reference Bank fails to provide the Administrative Agent with its aforesaid quotation, the Applicable Index Rate shall be based on the quotation or quotations provided to the Administrative Agent by the other Reference Banks, divided (and rounded up to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D.

         "Applicable Margin" shall mean, for each Type of Loan, at any time, the applicable rate per annum based on the then applicable Total Indebtedness to Cash Flow Ratio as set forth on the Pricing Grid.

         "Applicable Period" shall mean (i) in the case of a judgment entered by a U.S. Federal or state court, 60 days and (ii) in the case of a judgment entered by any other court, 90 days.

         "Application" shall mean an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to issue a Letter of Credit.

         "Asset Reclassification" shall have the meaning provided in the definition of the term "Transfer Amount".

         "Asset Sale" shall mean (without duplication) any sale, assignment, lease or disposition (collectively, "dispositions") of Oil and Gas Interests included in the Borrowing Base Assets, except (a) dispositions of inventory in the ordinary course of business, (b) farm-outs or other similar arrangements (other than those involving Proved Borrowing Base Reserves) in the ordinary course of business and consistent with prudent industry practices,
     (c) dispositions made by the Company or any of its Subsidiaries to the Company, a Wholly Owned Restricted Subsidiary or a Non-Restricted Subsidiary, (d) Like-Kind Exchanges, (e) Other Exchanges and (f) net revenue interests granted to suppliers in payment for (or to third parties in consideration of payments to pay suppliers for) services or equipment to the extent that the expense thereof was included in calculating NPV, provided that to the extent that NPV shall be reduced as a result of such net interest revenue grant such reduction shall constitute an "Asset Sale".

         "Asset Transfer Date" shall mean, (i) in the case of any Asset Reclassification, the date on which Borrowing Base Assets are sold, assigned or transferred to a Non-Restricted Subsidiary, (ii) in the case of any Subsidiary Reclassification, the date as of which any Restricted Subsidiary is reclassified as a Non-Restricted Subsidiary and (iii) in the case of any Asset Sale or Other Exchange, the date of consummation of such Asset Sale or Other Exchange.

         "Assignment and Acceptance" shall mean an Assignment and Acceptance, substantially in the form of Exhibit D.

         "Assignment Effective Date" shall mean the "Effective
     Date" as defined in any applicable Assignment and Acceptance.

         "Assumptions" shall mean price parameters, cost escalations, discount rates and exchange rates and other relevant economic factors and assumptions utilized in calculating NPV.

         "Available Commitment" shall mean at any time of the determination thereof an amount equal to the excess, if any, of (a) the Current Borrowing Base Amount over (b) the
     Aggregate Exposure.

         "Bank" shall have the meaning provided in the first paragraph of this Agreement.

         "Bankruptcy Code" shall have the meaning provided in
     Section 8.07.

         "Base Rate" shall mean, on any day, a fluctuating rate per annum equal to the higher of (i) 1/2 of 1% plus the rate set forth for such day opposite the caption "Federal Funds (Effective)" in the weekly statistical release designated as "H.15(519)", or any successor publication, published by the Board of Governors of the Federal Reserve System and
     (ii) the Prime Lending Rate.

         "Base Rate Loans" shall mean each Revolving Credit Loan bearing interest at the rates provided in Section 1.07(a).

         "Bid Loan" shall mean each loan made pursuant to
     Section 4.09; the aggregate amount advanced by a Bank pursuant to Section 4.09 on each Borrowing Date shall constitute one or more Bid Loans, as specified by such Bank pursuant to Section 4.09(g).

         "Bid Loan Assignees" shall have the meaning provided in
     Section 11.04(c).

         "Bid Loan Assignment" shall mean any assignment by a Bank to a Bid Loan Assignee of a Bid Loan; any such Bid Loan Assignment to be registered in the Register must set forth, in respect of the Bid Loan Assignee thereunder, the full name of such Bid Loan Assignee, its address for notices, its lending office address (in each case with telephone, telex and facsimile transmission numbers) and payment instructions for all payments to such Bid Loan Assignee, and must contain an agreement by such Bid Loan Assignee to comply with the provisions of Section 11.04(c), 11.04(h) and 11.16 to the same extent as any Bank.

         "Bid Loan Confirmation" shall mean each confirmation by the Company of its acceptance of Bid Loan Offers, which Bid Loan Confirmation shall be substantially in the form of Exhibit C-1 and shall be delivered to the Administrative Agent in writing.

         "Bid Loan Offer" shall mean each offer by a Bank to make Bid Loans pursuant to a Bid Loan Request, which Bid Loan Offer shall contain the information specified in Exhibit C-2 and shall be delivered to the Administrative Agent by telephone, immediately confirmed in writing.

         "Bid Loan Request" shall mean each request by the Company for Banks to submit bids to make Bid Loans, which shall contain the information in respect of such requested
     Bid Loans specified in Exhibit C-3 and shall be delivered to the Administrative Agent in writing, or by telephone, immediately confirmed in writing.

         "Borrowing" shall mean the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.09(b) shall be considered part of any related Borrowing of Eurodollar Loans.

         "Borrowing Base" shall mean, (a) on any date prior to the effective date of the first change to the Borrowing Base occurring after the Effective Date pursuant to Section 2.03, the amount designated as such in Section 2.03(a), and
     (b) thereafter, the amount determined in accordance with
     Section 2.03 and designated as such by the Administrative Agent on the most recent Borrowing Base Notification Date, which shall become effective as provided in Section 2.03(g), in each case subject to any reductions that shall have become effective pursuant to Section 2.03(c)(iii), (iv) or
     (v).

         "Borrowing Base Assets" shall mean all Proved Borrowing
     Base Reserves, excluding any assets subject to any Lien securing Indebtedness.

         "Borrowing Base Coverage Ratio" shall mean, as at any date of determination, the ratio of (a) Adjusted Borrowing
     Base Assets to (b) the Borrowing Base.

         "Borrowing Base Decrease" shall mean the circumstance that, as a result of any Borrowing Base Determination, the new Borrowing Base resulting from such Borrowing Base Determination will be less than the Borrowing Base in effect on the relevant Borrowing Base Voting Date or Borrowing Base Redetermination Voting Date immediately prior to such Borrowing Base Determination; the amount of a "Borrowing Base Decrease" equals the amount by which such Borrowing Base then in effect exceeds such new Borrowing Base.

         "Borrowing Base Determination" shall be the collective reference to the Initial Borrowing Base Determination, each Scheduled Borrowing Base Determination and each Borrowing
     Base Redetermination.

         "Borrowing Base Indebtedness" shall be the collective reference to the Extensions of Credit and Other Borrowing
     Base Indebtedness.

         "Borrowing Base Notification Date" shall mean any
     Business Day on which the Company is notified in writing of the amount of the Borrowing Base resulting from a Scheduled
     Borrowing Base Determination or Borrowing Base
     Redetermination.

         "Borrowing Base Recommendation" shall have the meaning provided in Section 2.03(b).

         "Borrowing Base Redetermination" shall have the meaning provided in Section 2.03(c)(i).

         "Borrowing Base Redetermination Recommendation" shall have the meaning provided in Section 2.03(c)(ii).

         "Borrowing Base Redetermination Voting Date" shall have the meaning provided in Section 2.03(c)(ii).

         "Borrowing Base Voting Date" shall have the meaning provided in Section 2.03(b)(viii).

         "Borrowing Date" shall mean any Business Day specified in a Notice of Borrowing or a Bid Loan Request, as the case may be, as a date on which the Company requests the Banks to make Loans hereunder.

         "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York or in the State of Texas a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans or Index Rate Bid Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

         "Capital Adequacy Requirement" shall mean any law or governmental rule, regulation or order, or any governmental guideline or requirement (whether or not having the force of law), concerning capital adequacy.

         "Capital Expenditures" shall mean all amounts that would, in accordance with GAAP, be set forth as capital expenditures on the consolidated statement of cash flows, income statement or other similar statement of the Company and its consolidated Restricted Subsidiaries.

         "Cash Equivalents" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 6 months from the date of acquisition thereof, (b) time deposits and certificates of deposit having maturities of not more than 6 months from the date of acquisition thereof issued by any commercial bank having capital and surplus in excess of $500,000,000 that has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (d) below or a long-term debt rating of at least A or the equivalent thereof by either Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. (or any successor statistical rating organization) ("S&P") or Moody's Investors Service, Inc. (or any successor statistical rating organization) ("Moody's"), (c) repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (b) above and (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody's, and in either case maturing within 6 months after the date of acquisition thereof.

         "Co-Agent" and "Co-Agents" shall have the meaning provided in the first paragraph of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code shall be to those sections as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

         "Commercial Paper" shall mean any commercial paper issued by the Company or any of its Restricted Subsidiaries.

         "Commercial Paper Exposure" shall mean, at any time, the lesser of (a) the aggregate principal amount of all Commercial Paper then outstanding and (b) (i) the aggregate Commitments then in effect minus (ii) the sum of (x) the aggregate principal amount of all Revolving Credit Loans then outstanding, (y) the aggregate amount of L/C Obligations then outstanding and (z) the aggregate principal amount of all Bid Loans then outstanding.

         "Commitment" shall mean, as to any Bank, its obligation to make Revolving Credit Loans and/or issue or participate in Letters of Credit issued hereunder in an aggregate principal and/or face amount (after giving effect, in the case of a Letter of Credit, to the participations therein of other Banks) at any one time outstanding not to exceed the amount set forth opposite such Bank's name in Annex I under the heading "Commitment", as the same may be reduced from time to time; collectively, as to all the Banks, the "Commitments".

         "Commitment Fee" shall have the meaning provided in
     Section 2.01.

         "Commitment Percentage" shall mean, as to any Bank, the percentage of the aggregate Commitments constituted by such Bank's Commitment.

         "Commitment Period" shall mean the period from and including the Effective Date to but not including the Commitment Termination Date.

         "Commitment Termination Date" shall mean June 30, 1998 or such earlier date on which the Commitments shall terminate hereunder.

         "Company" shall have the meaning provided in the first paragraph of this Agreement.

         "Consolidated Adjusted EBITDA" shall mean, for any period, the Consolidated EBIT of the Company and its Subsidiaries for such period, adjusted by adding thereto the amount of all non-cash expenses that were deducted in arriving at such Consolidated EBIT for such period.

         "Consolidated Cash Flow" shall mean, for any period, the consolidated cash flow from operations before working capital changes (determined in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period.

         "Consolidated Debt" shall mean, as of any date, the sum of the amounts that would be included as long-term debt or current portion of long-term debt on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

         "Consolidated EBIT" shall mean, for any period, the consolidated net income of the Company and its Subsidiaries for such period, before Consolidated Interest Expense and provision for taxes and without giving effect to (i) any non-cash extraordinary gains or losses, (ii) any gains or losses resulting from the early retirement of debt, (iii) any non-recurring charges for restructuring of the Company's business or operations, employee termination or similar costs, or (iv) any gains or losses from sales of assets (other than sales of inventory in the ordinary course of business).

         "Consolidated Interest Expense" shall mean, for any period, the consolidated interest expense (including without limitation capitalized interest) and accrued dividends on Redeemable Preferred Stock of the Company and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof).

         "Consolidated Total Indebtedness" shall mean, at any particular date, the outstanding principal amount of Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis, as of the end of the most recent fiscal quarter ending prior to such date for which quarterly or annual financial statements have been delivered pursuant to Section 7.01.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness or dividends ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or
     (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (B) the maximum stated amount of such Person's liability in respect of the primary obligation.

         "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Cumulative Like-Kind Exchange Amount" shall mean, on any date of determination, the aggregate of each increase or decrease (on a cumulative basis) in NPV resulting from the transfer of assets by the Company or any Restricted Subsidiary in connection with Like-Kind Exchanges since the NPV Date associated with the most recent Borrowing Base Determination (or, if such date of determination occurs prior to the first Borrowing Base Determination after the Initial Borrowing Base Determination, since December 31,
     1994).

         "Current Borrowing Base Amount" shall mean, as of any date of determination, the lesser of (a) the aggregate Commitments in effect on such date and (b) the excess, if any, of (i) the Borrowing Base in effect on such date over
     (ii) the aggregate outstanding principal amount of Other Borrowing Base Indebtedness on such date (after giving effect, to the extent applicable, to any repayment or expiration of Other Borrowing Base Indebtedness occurring on such date).

         "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Designated Reserve Region" shall mean (a) the
     United States, including offshore sites under the jurisdiction of the United States and sites located in the North Sea under the jurisdiction of the United Kingdom or
     (b) Indonesia, including offshore sites under the jurisdiction of Indonesia or (c) any place where Oil and Gas Interests are located not described in clause (a) or (b) above.

         "Dollars or $" shall mean dollars in the lawful currency of the United States of America.

         "Dollar Equivalent" shall mean, on or as of a particular date, with respect to L/C Obligations in respect of Alternate Currency Letters of Credit, the amount of Dollars, as conclusively determined by the Administrative Agent, which is required by the Administrative Agent to purchase the Alternate Currency amount of such L/C Obligations on or as of such date on the basis of the spot exchange rate therefor in the interbank currency market where the foreign currency and exchange operations of the Administrative Agent are customarily conducted with respect to the Alternate Currency as at 10:00 A.M. (or as near thereto as may be practicable), New York City time, on or as of such date.

         "Draft Reserve and NPV Report" shall have the meaning provided in Section 2.03(b)(iv).

         "Effective Date" shall have the meaning provided in
     Section 11.04.

         "EIB Indebtedness" shall mean the Indebtedness of Oryx U.K. Energy Company, a Wholly Owned Subsidiary of the Company, to the European Investment Bank pursuant to a Loan Agreement dated as of November 22, 1991, as amended and in effect from time to time (the "EIB Facility") and any Indebtedness of Oryx U.K. Energy Company or the Company to any financial institutions incurred in the form of stand-by letters of credit securing the repayment obligations of Oryx U.K. Energy Company under the EIB Facility.

         "Energy Partners" shall mean Sun Energy Partners, L.P., a Delaware limited partnership.

         "Engineering Committee" shall mean a committee of petroleum engineers (each of whom may be an officer or employee of, or a consultant to (and engaged at the expense of), a Co-Agent), the chairman of which shall be the petroleum engineer selected by Barclays Bank PLC. Each Co-Agent shall select its representatives on the Engineering Committee in its sole discretion and the representatives of each Co-Agent shall together have one vote; determinations of the Engineering Committee shall be by majority vote thereof. In connection with its determinations hereunder the Engineering Committee shall consult with the Company and its representatives and may in its discretion invite one or more representatives of the Company to attend its meetings.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended from time to time. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

         "ERISA Affiliate" shall mean any Person (as defined in Section 3(9) of ERISA) which together with the Company or any of its Subsidiaries would be a member of the same "controlled group" within the meaning of Section 414(b),
     (c), (m) and (o) of the Code, and each trade or business (whether or not incorporated) which together with the Company or a Subsidiary would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

         "Eurodollar Loan" shall mean any Revolving Credit Loan bearing interest at the rates provided in Section 1.07(b).

         "Event of Default" shall have the meaning provided in
     Section 8.

         "Existing Credit Agreement" shall have the meaning provided in the recitals hereto.

         "Extensions of Credit" shall be the collective reference to the Loans, the L/C Obligations and the Commercial Paper.

         "FEC Indebtedness" shall mean the Indebtedness of SOLP to the Finnish Export Credit Limited pursuant to a loan agreement, as amended and in effect from time to time (the "FEC Facility"), and any Indebtedness of SOLP or the Company to any financial institutions incurred in the form of stand-by letters of credit securing the repayment obligations of SOLP under the FEC Facility.

         "Final Reserve and NPV Report" shall have the meaning provided in Section 2.03(b)(vi).

         "Financing Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         "Funded Indebtedness" shall mean, as of the date of determination, Consolidated Debt as of such date, excluding
     Extensions of Credit.

         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Highest Lawful Rate" shall mean, with respect to any Indebtedness owed to any Bank hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received by such Bank with respect to such Indebtedness under applicable law. In the event that applicable law provides for an interest ceiling under Texas Revised Civil Statutes Annotated Article 5069-1.04, that ceiling shall be the Highest Lawful Rate. As used in this definition the term "applicable law" means, with respect to each Bank, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

         "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (but excluding the deferred purchase price of property or services to the extent that such deferments are taken in the ordinary course of such Person's business consistent with prudent business practices),
     (ii) the face amount of all letters of credit issued for the account of such Person in respect of liabilities of the type described in clauses (i), (iv) and (v) of this definition and all drafts drawn thereunder, (iii) all liabilities of the type described in clauses (i), (ii), (iv) and (v) of this definition which are secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person (limited however to the lesser of (a) the amount of its liability or
     (b) the value of such property), (iv) all obligations of such Person under Financing Leases, (v) all Contingent Obligations of such Person and (vi) all Redeemable Preferred Stock of such Person; provided that for the purposes of this Agreement, the term "Indebtedness" shall not include any of the foregoing which (x) are owing to the Company or any Wholly Owned Restricted Subsidiary of the Company (except for the purposes of clause (b) of the second sentence of
     Section 7.09), (y) are subject to irrevocable legal defeasance in accordance with the terms thereof or (z) arise out of the sale of receivables.

         "Independent Engineer" shall mean any petroleum engineer(s) selected by the Engineering Committee and reasonably acceptable to the Company.

         "Index Rate Bid Loan" shall mean any Bid Loan bearing interest at an interest rate equal to the Applicable Index
     Rate plus (or minus) a margin.

         "Index Rate Bid Loan Request" shall mean any Bid Loan
     Request requesting the Banks to offer to make Bid Loans at an interest rate equal to the Applicable Index Rate plus (or minus) a margin.

         "Information Memorandum" shall mean the information memorandum prepared by the Company in connection with this Agreement for distribution by the Co-Agents to potential
     Banks.

         "Initial Borrowing Base Determination" shall have the meaning provided in Section 2.03(a).

         "Initial Reserve and NPV Report" shall mean the Reserve and NPV Report delivered to the Banks pursuant to Section
     5.06.

         "Interest Period" shall have the meaning provided in
     Section 1.08.

         "Investments" shall have the meaning provided in
     Section 7.14.

         "Issuing Bank" shall mean Barclays Bank PLC.

         "Judgment Amount" shall have the meaning provided in
     Section 8.09.

         "L/C Commitment" shall mean $200,000,000.

         "L/C Fee Payment Date" shall mean the last Business Day of each March, June, September and December.

         "L/C Obligations" shall mean at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to
     Section 4.05.

         "L/C Participants" shall mean the Banks other than the Issuing Bank.

         "Letters of Credit" shall have the meaning provided in
     Section 4.01(a).

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, or lien of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided, that neither the sale of receivables nor any filing of financing statements or other instruments made or given in furtherance thereof shall be deemed to constitute a Lien.

         "Like-Kind Exchange" shall mean any disposition of Oil and Gas Interests included in the Borrowing Base Assets located in a Designated Reserve Region made in exchange for Oil and Gas Interests in substantially concurrent transactions located in the same Designated Reserve Region, substantially all of which are of the same or higher Quality as the Oil and Gas Interests being disposed of.

         "Loans" shall be the collective reference to the Revolving Credit Loans and the Bid Loans.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement.

         "Material Restricted Subsidiary" shall mean at any particular date, each Restricted Subsidiary of the Company which holds Borrowing Base Assets.

         "Minimum Bid Loan Amount" shall have the meaning provided in Section 4.09(b)(iv)(B).

         "Net Investment Amount" shall mean, at any time during any fiscal year of the Company, (a) the aggregate amount of cash Investments made since the first day of such fiscal year by the Company or any Restricted Subsidiary in any Subsidiary which was a Non-Restricted Subsidiary on the date of such Investment minus (b) the sum of (i) cash dividends and cash distributions received by the Company or any Restricted Subsidiary from Non-Restricted Subsidiaries since the first day of such fiscal year and (ii) cash proceeds received by the Company or any Restricted Subsidiary since the first day of such fiscal year in connection with the sale of any capital stock of or other Investment in Non-Restricted Subsidiaries (net of any costs, expenses, fees and taxes incurred in connection therewith).

         "Net Proceeds" shall mean, with respect to any Asset Sale, the aggregate proceeds thereof (which amount shall include the fair market value of any debt securities or other property received in connection therewith), net of costs, expenses and fees incurred in connection therewith (other than United States taxes).

         "New York Office" shall have the meaning provided in
     Section 1.03.

         "Non-Recourse Indebtedness" shall mean Indebtedness of a Non-Restricted Subsidiary as to which there is no recourse or liability of any kind to the Company or any Restricted
     Subsidiary or any of their respective assets.

         "Non-Restricted Subsidiary" shall mean (a) each Subsidiary designated by the Company as a Non-Restricted Subsidiary by written notice to the Administrative Agent (effective 30 days after such designation unless a Redetermination Notice is given as a result of such designation, in which event effective on the date on which the new Borrowing Base resulting from the ensuing Borrowing Base Redetermination becomes fully effective in accordance with Section 2.03(g)), provided, that on the effective date of such designation (i) the Company shall have entered into a tax sharing agreement providing that such Non-Restricted Subsidiary shall promptly reimburse the Company for (x) taxes allocated to such Non-Restricted Subsidiary in accordance with the principles contained in Section
     1552(a)(1), (2) or (3) of the Code and any Treasury
     Regulations thereunder and Treasury Regulation Sections 1.1502-33(d)(2) or (y) taxes allocated to such Non-Restricted Subsidiary in any other reasonable manner satisfactory to the Administrative Agent and (ii) no Specified
     Reclassification Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) each Subsidiary of a Non-Restricted Subsidiary; provided, that on and after the effective date of any designation of the kind described in clause (c) of the definition of "Restricted Subsidiary", the Subsidiary so designated shall no longer constitute a Non-Restricted Subsidiary (unless and until such Subsidiary subsequently becomes a Non-Restricted Subsidiary as provided above).

         "Notice of Borrowing" shall have the meaning provided in Section 1.03.

         "Notice of Conversion" shall have the meaning provided in Section 1.05.

         "NPV" shall mean the net present value of the projected future net revenues attributable to the Borrowing Base Assets calculated in accordance with Section 2.03; provided that there shall be deducted from such future net revenues, royalties and other burdens on production, operating expenses (including, without limitation, field level general and administrative expenses), taxes (including petroleum revenue taxes and severance taxes and actual taxes based on income but excluding any such taxes based on income imposed by the United States or any political subdivision thereof) and Capital Expenditures made to upgrade to a higher Quality, or to maintain, such Borrowing Base Assets; and provided, further, that for the purposes of each calculation of NPV, taxes shall be determined on the basis of tax rates, laws, regulations and rules in effect at the time of such calculation.

         "NPV Date" shall mean (a) any date as of which NPV is required to be calculated in connection with a Scheduled Borrowing Base Determination (or December 31, 1994, in the case of the Initial Borrowing Base Determination), and (b) the date of any Redetermination Notice associated with any Borrowing Base Redetermination.

         "Oil and Gas Interests" shall mean (i) leasehold or other interests in or under oil, gas or other mineral leases, fee interests, overriding royalty, royalty or other real property interests in oil, gas or other liquid or gas hydrocarbons in place, all licenses, permits or production sharing agreements with respect to oil, gas and other liquid or gas hydrocarbons to be produced, all plants, facilities, including without limitation cogeneration facilities, pipelines, gathering systems and all items of equipment or fixtures used in connection with the production, gathering, processing or transportation of oil, gas or other liquid or gas hydrocarbons, (ii) without duplication of the foregoing, all Proved Borrowing Base Reserves and (iii) the capital stock of any Subsidiary of the Company whose assets are comprised principally or in substantial part of assets described in the foregoing clauses (i)-(ii).

         "Other Borrowing Base Indebtedness" shall mean the aggregate outstanding principal or face amount, as the case may be, of Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis, excluding (without duplication) (a) Extensions of Credit, (b) Non-Recourse Indebtedness of a Non-Restricted Subsidiary,
     (c) Indebtedness supported by Letters of Credit (but only to the extent so supported) and (d) the Company's 7.50% Convertible Subordinated Debentures Due 2014 issued in the principal amount of $200,000,000.

         "Other Exchange" shall mean any disposition of Oil and Gas Interests included in the Borrowing Base Assets (other than a Like-Kind Exchange) made in exchange for Oil and Gas
     Interests in substantially concurrent transactions.

         "Participants" shall have the meaning provided in
     Section 11.04(b).

         "Payment Office" shall have the meaning provided in
     Section 1.04.

         "PBGC" shall mean the Pension Benefit Guaranty
     Corporation established under ERISA, or any successor thereto.

         "Permitted Liens" shall mean:

              (a) Attachments or judgments which give rise to Liens or other similar Liens arising in connection with
              litigation or other legal proceedings (and not otherwise an Event of Default hereunder);

             (b)  Liens on assets acquired by the Company or any
              of its Subsidiaries and Liens on assets of entities that become Subsidiaries of the Company, which
Liens
              existed prior to the date such assets are acquired or
              such entities become Subsidiaries, as the case may be,
              provided that such Liens were not incurred solely in
              contemplation of such acquisitions;

            (c)  Liens listed on Annex II hereto;

            (d)  (i) purchase money security interests in real
              property, interests therein, improvements thereto or
              equipment acquired (or, in the case of
improvements,
              constructed) by the Company or any Subsidiary ("Purchase Money Liens"), provided, that the aggregate
              principal amount of Indebtedness secured by any Lien
              referred to in this clause (i) shall not exceed 80% of
              the purchase price or cost of construction of the asset
              encumbered thereby; (ii) Purchase Money Liens not otherwise permitted under clause (i) above, provided,
              that (x) the aggregate principal amount of Indebtedness
              secured by any Lien referred to in this clause (ii) shall not exceed 100% of the purchase price or cost of
              construction of the asset encumbered thereby and
(y)
              the aggregate outstanding principal amount of Indebtedness secured by Liens described in this clause
              (ii) shall not exceed $25,000,000 at any one time;
and
              (iii) Financing Leases; provided, that the aggregate
              outstanding principal amount of Indebtedness secured by
              Liens described in this paragraph (d) shall not exceed
              $100,000,000 at any one time;

              (e)  Liens on assets of or Investments in Non-
              Restricted Subsidiaries;

              (f) Liens on assets of or Investments in joint ventures and other investment vehicles (other than Subsidiaries) that do not own assets included in the
              Borrowing Base; and

              (g) Liens securing Indebtedness (excluding the amount of all Indebtedness secured by Liens permitted
              by clauses (a) through (f) above) the aggregate principal amount of which does not exceed
$10,000,000.

         "Person" shall mean and include any individual, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

         "Petroleum" shall mean oil, gas and other liquid or gaseous hydrocarbons, including, without limitation, all liquefiable hydrocarbons and other products which may be extracted from gas and gas condensate by the processing thereof in a gas processing plant.

         "Plan" shall mean any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the Effective Date was maintained or contributed to, for employees of the Company or a Subsidiary or an ERISA Affiliate.

         "Pricing Grid" shall mean the Pricing Grid attached hereto as Schedule A.

         "Prime Lending Rate" on any date shall mean the rate announced publicly by Barclays Bank PLC in New York, New York from time to time as its prime rate and in effect on such date, the Prime Lending Rate to change when and as such prime rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by Barclays Bank PLC to any customer. Barclays Bank PLC may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

         "Proved Borrowing Base Reserves" shall mean proved developed producing, proved developed non-producing and proved undeveloped Petroleum reserves of the Company and its Restricted Subsidiaries and its 50% owned Affiliates as determined in accordance with standards established by The Society of Petroleum Engineers (but in any event including completed gas plants, gathering systems, co-generation plants, pipelines and other assets analyzed for the purposes of determining NPV in accordance with the projected future net revenues attributable thereto based on existing contracts for the use of such facilities).

         "Purchasing Banks" shall have the meaning provided in
     Section 11.04(d).

         "Quality" shall mean as to any Petroleum reserves, their nature as proved developed producing, proved developed nonproducing, proved undeveloped or probable.

         "Quarterly Payment Date" shall mean the last Business
     Day of each March, June, September and December of each year.

         "Quoted Rate" shall mean with respect to each Interest Period for a Eurodollar Loan (a) the average of the offered quotation by leading banks in the interbank Eurodollar market to each of the Reference Banks for U.S. dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of such Reference Bank with maturities comparable to the Interest Period applicable to such Eurodollar Loan, commencing two Business Days thereafter, which offered quotation shall be determined as of 10:00 a.m. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, provided that, if any Reference Bank fails to provide the Administrative Agent with its aforesaid quotation, the Quoted Rate shall be based on the quotation or quotations provided to the Administrative Agent by the other Reference Banks, divided (and rounded up to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D.

         "Redeemable Preferred Stock" shall mean any preferred stock subject to mandatory redemption requirements or whose redemption is outside the control of the issuer within the meaning of Rule 5-02.28 of Regulation S-X under the Securities Exchange Act of 1934, as amended. All references in this Agreement to interest, principal and principal installments of Indebtedness shall, where such Indebtedness is in the form of Redeemable Preferred Stock, be deemed to be references to dividends, stated amount and scheduled sinking fund payments, respectively, with respect to such Redeemable Preferred Stock.

         "Redetermination Notice" shall have the meaning provided in Section 2.03(c)(i).

         "Reference Banks" shall mean Barclays Bank PLC, Morgan
     Guaranty Trust Company of New York and NationsBank of Texas,
     N.A.

         "Register" shall have the meaning provided in Section
     11.04(e).

         "Reimbursement Obligation" shall mean the obligation of the Company to reimburse the Issuing Bank pursuant to
     Section 4.05 for amounts drawn under Letters of Credit.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

         "Required Banks" shall mean, at any date, Banks holding a majority of the aggregate Commitments.

         "Required Co-Agents" shall mean, at any date, a number of Co-Agents equal to at least a majority of the total number of Co-Agents.

         "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Reserve and NPV Report" shall mean a report of the Company delivered pursuant to Section 2.03 or 5.06 and setting forth in reasonable detail the projected production of Petroleum attributable to, and the NPV of, the Proved Borrowing Base Reserves. Each Reserve and NPV Report shall separately address the Company's and its Restricted Subsidiaries' (i) proved developed producing Petroleum reserves, (ii) proved developed nonproducing Petroleum reserves, (iii) proved undeveloped Petroleum reserves,
     (iv) gas plants and gathering systems, (v) co-generation plants and (vi) pipelines.

         "Restricted Subsidiary" shall mean (a) each Subsidiary of the Company in existence on the Effective Date (unless and until such Subsidiary becomes a Non-Restricted Subsidiary), (b) each Subsidiary of the Company created, established or acquired by the Company after the Effective Date (unless and until such Subsidiary becomes a Non-Restricted Subsidiary) and (c) each Non-Restricted Subsidiary designated by the Company as a Restricted Subsidiary by written notice to the Administrative Agent (effective upon such designation) (unless and until such Subsidiary subsequently becomes a Non-Restricted Subsidiary), provided, that at the time of such designation no Specified Reclassification Default or Event of Default shall have occurred and be continuing or would result therefrom; but in any event including Oryx U.K Energy Company, SOLP and Energy Partners and excluding any Subsidiary of a Non-Restricted Subsidiary.

         "Revolving Credit Loans" shall have the meaning provided in Section 1.01.

         "Scheduled Borrowing Base Determination" shall have the meaning provided in Section 2.03(b).

         "SEC" shall have the meaning provided in Section 7.01.

         "SOLP" shall mean Sun Operating Limited Partnership, a
     Delaware limited partnership.

         "Specified Default" shall mean any default by the Company in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.08, 7.10, 7.11, 7.12 and 7.16.

         "Specified Reclassification Default" shall mean any default by the Company in (a) the due performance or observance by it of any term, covenant or agreement contained in Sections 7.07, 7.08, 7.09, 7.10, 7.11, 7.12,
     7.14, 7.15, 7.16 and 7.17 or (b) the payment when due of (i) any principal or interest in respect of any Loan or Reimbursement Obligation or (ii) any fees or other amounts payable hereunder.

         "Subsidiary" of any Person shall mean and include
     (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, trust or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity or beneficial ownership interest at the time.

         "Subsidiary Reclassification" shall have the meaning provided in the definition of the term "Transfer Amount".

         "Super-Majority Banks" shall mean, at any date, Banks holding at least 66-2/3% of the aggregate Commitments.

         "Taxes" shall have the meaning provided in
     Section 3.04.

         "Total Indebtedness to Cash Flow Ratio" shall mean, on any date of determination, the ratio of (a) Consolidated Total Indebtedness as of the end of the most recent fiscal quarter or fiscal year of the Company for which financial statements have been delivered pursuant to Section 7.01 to
     (b) Consolidated Adjusted EBITDA for the period of the four consecutive fiscal quarters (taken as one accounting period) ending on the last day of the most recent fiscal quarter or fiscal year of the Company for which financial statements have been delivered pursuant to Section 7.01.

         "Transfer Amount" shall mean the following amount or amounts, as applicable: (a) the Net Proceeds received by the Company or any Restricted Subsidiary from any Asset Sale, other than a farm-out of Proved Borrowing Base Reserves, (b) the decrease in NPV resulting from the transfer of assets by the Company or any Restricted Subsidiary in connection with any Other Exchange or any Asset Sale that is a farm-out of Proved Borrowing Base Reserves, (c) the NPV of the Borrowing Base Assets of any Restricted Subsidiary which has been reclassified as a Non-Restricted Subsidiary (a "Subsidiary Reclassification") or
     (d) the NPV of Borrowing Base Assets which have been sold, assigned or otherwise transferred to any Non-Restricted Subsidiary or to any joint venture or other investment vehicle (other than a Restricted Subsidiary) (an "Asset Reclassification").

         "Transferees" shall have the meaning provided in
     Section 11.04(g).

         "Type" as to any Revolving Credit Loan, shall mean its nature as a Base Rate Loan or a Eurodollar Loan.

         "Uniform Customs" shall mean the Uniform customs and Practice for Documentary Credits (1993 Revision),
     International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

         "Unused Commitment" shall mean at any time of the determination thereof an amount equal to (a) the aggregate Commitments less (b) the aggregate outstanding principal amount of the Revolving Credit Loans less (c) the aggregate amount of the L/C Obligations.

         "Update Report" shall have the meaning provided in
     Section 2.03(c)(i).

         "Wholly Owned Subsidiary" shall mean, as to any Person, any Subsidiary of such Person to the extent all of the capital stock or other ownership interest of such Subsidiary, other than directors' or nominees' qualifying shares or shares or other ownership interests required by law, statute, rule or regulation to be held by government entities or foreign nationals to the extent not in excess of 5% of the issued and outstanding capital stock or other ownership interest of such Subsidiary, is owned directly or indirectly by such Person, provided that with respect to the Company, Energy Partners, SOLP and each of its Subsidiaries shall be deemed to be a Wholly Owned Subsidiary for so long as the Company has at least a 95% ownership interest (directly or indirectly) in Energy Partners, SOLP or such Subsidiary, as the case may be.


              SECTION 11.  Miscellaneous.

         11.01  Payment of Expenses; Etc.  The Company shall:
(a) whether or not the transactions contemplated hereby are consummated, pay all reasonable out-of-pocket costs and expenses
(i) of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the documents and instruments referred to herein and in connection with any amendment, supplement, waiver or consent relating hereto or thereto (limited, in the case of legal fees and disbursements to the fees and disbursements of Simpson Thacher & Bartlett, counsel to the Administrative Agent and the Co-Agents) and (ii) of the Administrative Agent and each Bank in connection with its separate enforcement of its rights under this Agreement and the documents and instruments referred to herein (including with respect to clauses (i)-(ii) above, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett, counsel to the Administrative Agent and the Co-Agents and, in the case of its separate enforcement of its rights, of any counsel employed by any of the Banks), (b) pay all reasonable fees and out-of-pocket costs and expenses of the Independent Engineer incurred in connection herewith, (c) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes and (d) indemnify the Administrative Agent, each Co-Agent and each Bank, and each of their respective officers, directors, employees, affiliates, representatives and agents, from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (in this Section 11.01, collectively called "losses and expenses") incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding related to (i) any acquisition effected or proposed to be effected by the Company with, or other use by the Company of, the proceeds of the Loans or any other transactions contemplated or required by this Agreement or
(ii) the execution, delivery, enforcement and performance of this Agreement or (iii) the distribution of the Information Memorandum, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (regardless of whether such losses and expenses are caused by the negligent actions or omissions to act of the Person to be indemnified, but excluding any such losses and expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or in connection with claims by any of the Banks against any other Banks (in any capacity)).

         11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Bank under this Agreement, including (without limitation) all claims of any nature or description arising out of or connected with this Agreement, irrespective of whether or not such Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         11.03 Notices. Except as otherwise specified herein, all notices, requests, demands, or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, addressed as follows in the case of the Company, the Administrative Agent or the Issuing Bank, and as set forth on Annex I in the case of the Banks, or to such other address as any of the parties hereto may hereafter notify the others in writing:

    The Company:

         Oryx Energy Company
         13155 Noel Road
         Dallas, Texas  75240
         Attention:  Treasurer
         Telecopy:   214-715-4304
         Telephone:  214-715-4000

    The Administrative Agent and the Issuing Bank:

         Barclays Bank PLC
         222 Broadway
         New York, New York  10038
         Attention:  Les Bek
         Telecopy:   212-412-7585
         Telephone:  212-412-3782

Unless otherwise specified herein, (a) any written notice hereunder may be given by facsimile transmission, (b) each telephonic notice hereunder must be promptly confirmed in writing and (c) no notice hereunder may be given by telex.

         11.04 Effectiveness; Successors and Assigns; Participations; Purchasing Banks. (a) This Agreement shall become effective on the first date (the "Effective Date") on which each of the conditions precedent set forth in Sections 5.01-5.07 shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the Company, the Banks, the Co-Agents, the Administrative Agent, all future holders of the obligations owing hereunder, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank. On the Effective Date, all "CC Bid Loans" of an Original Bank outstanding under the Existing Credit Agreement shall become Bid Loans, and all "Letters of Credit" outstanding under the Existing Credit Agreement shall become Letters of Credit outstanding hereunder.

         (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Commitment of such Bank or any other interest of such Bank hereunder, provided that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment, supplement or modification to or waiver of this Agreement except to the extent such amendment, supplement, modification or waiver would (i) increase the amount of the Participant's funding obligations in respect of such Bank's Commitment, (ii) reduce the principal of, or interest on, any of the Participant's interest in such Bank's Loans, or any fees or other amounts payable to such Bank hereunder (to the extent an interest therein has been sold to the Participant), or
(iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Bank's Loans, or any fees or other amounts payable to such Bank hereunder (to the extent an interest therein has been sold to the Participant). In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such obligation owing to it hereunder for all purposes under this Agreement and the Company and the Administrative Agent, and the Co-Agents shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.
The Company agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 11.06. The Company also agrees that each Participant shall be entitled to the benefits of Sections 1.09,
1.10 and 3.04 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

         (c) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Bid Loan Assignees") any Bid Loan owing to such Bank, pursuant to a Bid Loan Assignment executed by the assignor Bank and the Bid Loan Assignee. Upon such execution, from and after the date of such Bid Loan Assignment, the Bid Loan Assignee shall, to the extent of the assignment provided for in such Bid Loan Assignment, be deemed to have the same rights and benefits of payment and enforcement with respect to such Bid Loan and the same rights of setoff and obligation to share pursuant to Sections 11.02 and 11.06 as it would have had if it were a Bank hereunder; provided that unless such Bid Loan Assignment shall otherwise specify and a copy of such Bid Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with
Section 11.04(f), the assignor thereunder shall act as collection agent for the Bid Loan Assignee thereunder, and the Administrative Agent shall pay all amounts received from the Company which are allocable to the assigned Bid Loan directly to such assignor without any further liability to such Bid Loan Assignee. A Bid Loan Assignee under a Bid Loan Assignment shall not, by virtue of such Bid Loan Assignment, become a party to this Agreement or have any rights to consent to or refrain from consenting to any amendment, supplement, waiver or other modification of any provision of this Agreement or any related document; provided that (i) the assignor under such Bid Loan Assignment and such Bid Loan Assignee may, in their discretion, agree between themselves upon the manner in which such assignor will exercise its rights under this Agreement and any related document and (ii) if a copy of such Bid Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with
Section 11.04(f), neither the principal amount of, the interest rate on, nor the maturity date of any Bid Loan assigned to the Bid Loan Assignee thereunder will be reduced or postponed, as the case may be, without the written consent of such Bid Loan Assignee. If a Bid Loan Assignee has caused a Bid Loan Assignment to be recorded in the Register in accordance with
Section 11.04(f), such Bid Loan Assignee may thereafter, in the ordinary course of its business and in accordance with applicable law, assign the relevant Bid Loans to any Bank, to any affiliate or subsidiary of such Bid Loan Assignee or to any other financial institution that has total assets in excess of $1,000,000,000 and that in the ordinary course of its business extends credit of the same type as the Bid Loans, and the foregoing provisions of this paragraph (c) shall apply, mutatis mutandis, to any such assignment by a Bid Loan Assignee. Except in accordance with the preceding sentence, Bid Loans may not be further assigned by a Bid Loan Assignee, subject to any legal or regulatory requirement that the Bid Loan Assignee's assets must remain under its control.

         (d) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Bank or any affiliate thereof, and, with the consent of the Administrative Agent (which shall not be unreasonably withheld), the Issuing Bank and the Company, to one or more banks or financial institutions ("Purchasing Banks") all or any part of its rights and obligations under this Agreement, pursuant to an Assignment and Acceptance, executed by such Purchasing Bank and such transferor Bank (and, in the case of a Purchasing Bank which is not then a Bank or an affiliate thereof, by the Administrative Agent, the Issuing Bank and the Company), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, except in the case of a sale of all rights and obligations of a Bank and its affiliates under this Agreement, (i) each such sale to a Purchasing Bank which is not already a Bank or an affiliate thereof shall be in an amount of $10,000,000 or more and (ii) after giving effect to each such sale, the aggregate Commitments of the selling Bank and its affiliates shall in no event be less than $10,000,000; and provided, further, that no Bank may sell Revolving Credit Loans to a Purchasing Bank without also selling to such Purchasing Bank the appropriate pro rata share of its Commitment. Upon such execution, delivery, acceptance and recording, from and after the Assignment Effective Date, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein and (y) the transferor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitments arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement.

         (e) The Administrative Agent, on behalf of the Borrower, shall maintain at its New York Office a copy of each Bid Loan Assignment and each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of (i) the names and addresses of the Banks and the Commitment of each Bank from time to time, (ii) the amount of each Revolving Credit Loan and Bid Loan made hereunder, the Type thereof and each Interest Period or maturity date (if any) applicable thereto,
(iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder, (iv) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Bank's share thereof, and (v) with respect to each Bid Loan Assignment delivered to the Administrative Agent, the name and address of the Bid Loan Assignee and the principal amount of each Bid Loan owing to such Bid Loan Assignee. The entries in the Register and the accounts of each Bank maintained pursuant to Section 1.02(b) and Section 4.09 shall be conclusive, in the absence of manifest error, and shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Bank in accordance with the terms of this Agreement. The Company, the Administrative Agent, the Co-Agents and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank or Bid Loan Assignee at any reasonable time and from time to time upon reasonable prior notice.

         (f) Upon its receipt of a Bid Loan Assignment executed by an assignor Bank and a Bid Loan Assignee, together with payment to the Administrative Agent of a registration and processing fee of $500 (which fee shall not be for the account of the Company), the Administrative Agent shall promptly accept such Bid Loan Assignment, record the information contained therein in the Register and give notice of such acceptance and recordation to the assignor Bank, the Bid Loan Assignee and the Company.
Upon its receipt of an Assignment and Acceptance executed by a transferor Bank and a Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Administrative Agent, the Issuing Bank and the Company) together with payment by the Purchasing Bank or such transferor Bank, as the case may be, to the Administrative Agent of a registration and processing fee of $3,000 (unless the Purchasing Bank is a Bank or an affiliate thereof prior to the execution of such Supplement), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

         (g) Subject to Section 11.16, the Company authorizes each Bank to disclose to any Participant, Bid Loan Assignee or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its Subsidiaries and Affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

         (h) If, pursuant to this Section 11.04, any interest in this Agreement is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank and any Bid Loan Assignee registered in the Register, the Administrative Agent and the Company) either U.S. Internal Revenue Service
Form 4224 or U.S. Internal Revenue Service Form 1001 or successor applicable forms (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and Form W-8 or W-9 or successor applicable forms and (iii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide the transferor Bank (and, in the case of any Purchasing Bank and any Bid Loan Assignee registered in the Register, the Administrative Agent and the Company) a new Form 4224 or Form 1001 or successor applicable forms and Form W-8 or W-9 or successor applicable forms upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

         (i) The Company shall be permitted to replace any Bank which (i) requests reimbursement for increased costs or reductions in the amounts received or receivable hereunder (other than with respect to Index Rate Bid Loans) pursuant to Section 1.09(a)(ii) or 1.09(d) or (ii) determines that additional amounts will be payable pursuant to Sections 1.09(c) or 3.04 and requests reimbursement therefor, if such increased costs or reductions or additional amounts are materially different from the additional amounts or increased costs or reductions incurred by the other Banks or (iii) is affected in the manner described in Section 1.09(a)(iii) (other than with respect to Index Rate Bid Loans) and as a result thereof any of the actions described in Section 1.09(b) is required to be taken or (iv) defaults in its obligations to make Loans hereunder, with a replacement bank or other financial institution; provided that (i) the Company shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Bank prior to the date of replacement, (ii) the Company shall be liable to such replaced Bank under Section 1.10 if any Eurodollar Loan owing to such replaced Bank shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto or any Bid Loan owing to such replaced Bank shall be paid other than on the date of its maturity, (iii) the replacement bank or other institution, if not already a Bank, and the terms and conditions of such replacement shall be reasonably satisfactory to the Administrative Agent and the Issuing Bank,
(iv) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of Section 11.04(d), (v) until such time as such substitution shall be consummated, the Company shall pay all additional amounts required pursuant to Sections 1.09, 1.10(iv)(y) or 3.04 and
(vi) any such replacement shall not be deemed to be a waiver of any rights which the Company, the Administrative Agent or any other Bank shall have against the replaced Bank.

         (j) Nothing herein shall prohibit or restrict the pledge or assignment by any Bank of any Loan to any Federal Reserve Bank in accordance with applicable law, but such Bank shall remain liable for performance of its obligations hereunder.

In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Bank at any time and from time to time after the Company has made its initial borrowing hereunder, the Company shall provide to such Bank, at the Company's own expense, a promissory note, substantially in the form of Exhibit A-1 or A-2, as the case may be, evidencing the Revolving Credit Loans or Bid Loans, as the case may be, owing to such Bank.

         11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Co-Agent or any Bank or any holder of any obligation owing to it hereunder in exercising any right, power or privilege hereunder and no course of dealing between the Administrative Agent, any Co-Agent or any Bank or the holder of any obligation owing to it hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, any Co-Agent or any Bank or the holder of any obligation owing to it hereunder would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Co-Agents, the Banks or the holder of any obligation owing to it hereunder to any other or further action in any circumstances without notice or demand.

         11.06  Payments Pro Rata.  Except as provided in
Section 11.04(i), each of the Banks agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under this Agreement, or otherwise) in respect of any obligation (including, without limitation, the Reimbursement Obligations) of the Company hereunder of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total amount of principal, interest, fees or any other obligation incurred hereunder, as the case may be, then owed and due to such Bank bears to the total amount of principal, interest, fees or any such other obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Company to such Banks in such amount as shall result in a proportional participation by all of the Banks in the aggregate unpaid amount of principal, interest, fees or any such other obligation, as the case may be, owed to all of the Banks, provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         11.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared, and all computations to determine compliance with Section 7 and to determine the Total Indebtedness to Cash Flow Ratio shall be made, in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Banks), provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant contained in Section 7 or the definitions utilized in the Total Indebtedness to Cash Flow Ratio to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend any such covenant for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

         (b) Interest on Base Rate Loans and Bid Loans (other than Index Rate Bid Loans) shall be calculated on the basis of a 365- or 366-day year, as the case may be, for the actual days elapsed. Interest on Eurodollar Loans and Index Rate Bid Loans, Commitment Fees and other fees and letter of credit and fronting commissions hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Banks of each determination of a Quoted Rate. Any change in the interest rate on a Base Rate Loan resulting from a change in the Prime Lending Rate or the Federal funds rate shall become effective as of the opening of business on the day on which such change in the Prime Lending Rate is announced or such change in the Federal funds rate is published, as the case may be. The Administrative Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change in interest rate.

         11.08  GOVERNING LAW; SUBMISSION TO JURISDICTION;
VENUE. (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
CHAPTER 15 OF TEXAS REVISED CIVIL STATUTES ARTICLE 5069 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT. ANY LEGAL ACTION OR PROCEEDING AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS
CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT
1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE COMPANY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY CO-AGENT, ANY BANK OR THE HOLDER OF ANY OBLIGATION OWING HEREUNDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

         (B) THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         (C)  THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE
MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO
CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN
THIS SECTION 11.08 ANY SPECIAL, EXEMPLARY, PUNITIVE OR
CONSEQUENTIAL DAMAGES.

         11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Company and the Administrative Agent.

         11.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         11.11 Amendment or Waiver. Neither this Agreement nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section
11.11. With the written consent of the Required Banks, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the maturity of any Loan or any installment thereof or Reimbursement Obligations, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Bank hereunder, or change the amount of any Bank's Commitment, or extend the expiration date of any Letter of Credit beyond the Commitment Termination Date, in each case without the written consent of each Bank affected thereby, or (b) (i) amend, modify or waive any provision of this Section 11.11, (ii) reduce the percentage specified in the definition of Required Banks, (iii) reduce the percentage specified in the definition of Super-Majority Banks or (iv) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, in each case without the written consent of all of the Banks, or (c) amend, modify or waive any provision of Sections 11.01, 11.02, 11.06 or 11.07(b) without the written consent of each Bank affected thereby, or (d) amend, modify or waive any provision of Section 9 or reduce the percentage specified in the definition of Required Co-Agents without the written consent of the then Administrative Agent (if affected thereby) or each Co-Agent affected thereby, as the case may be, or (e) modify any of the rights expressly granted to the Super-Majority Banks by
Section 2.03 without the written consent of the Super-Majority Banks. Any such waiver and any such amendment, supplement or modification shall be binding upon the Company, the Banks, the Co-Agents, the Administrative Agent and all future holders of the obligations owing hereunder. In the case of any waiver, the Company, the Banks, the Co-Agents and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         11.12 Survival. All indemnities set forth herein including, without limitation, in Sections 1.09, 1.10, 3.04, 9.07 and 11.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans hereunder.

         11.13 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or affiliate of such Bank; provided that if a Bank transfers its Loans from, or otherwise carries its Loans at any office other than, the lending office or offices at which its Loans are initially carried and as a result any greater amount would otherwise be payable pursuant to any provision of this Agreement than would have been payable if its Loans were continued to be carried at such initial lending office or offices, the Company shall not be liable to such Bank for such greater amount. Each Bank further agrees, subject to overall policy considerations, to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Agreement; provided, however, that such efforts shall not cause the imposition on such Bank of any additional costs or legal or regulatory burdens determined by such Bank to be material.

         11.14  WAIVERS OF JURY TRIAL.  THE COMPANY, THE
ADMINISTRATIVE AGENT, THE CO-AGENTS AND THE BANKS HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL
ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE
TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM
THEREIN.

         11.15 Interest. (a) It is the intention of the parties hereto that each Bank shall conform strictly to usury laws applicable to it. Accordingly, the parties hereto stipulate and agree that none of the terms and provisions contained in this Agreement shall ever be construed to create a contract to pay to any Bank for the use, forbearance, or dedentition of money at a rate in excess of the Highest Lawful Rate applicable to such Bank, and that for purposes hereof, "interest" shall include the aggregate of all charges or other consideration which constitute interest under applicable laws and are contracted for, taken, reserved, charged, or received under this Agreement or otherwise in connection with the transactions contemplated by this Agreement. Further, if the transactions contemplated hereby would be usurious as to any Bank under laws applicable to it, then, in that event, notwithstanding anything to the contrary in this Agreement or any other agreement entered into in connection with or as security for the Loans, it is agreed as follows: the aggregate of all consideration which constitutes interest under law applicable to each such Bank that is contracted for, taken, reserved, charged, or received by such Bank under this Agreement or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the maximum amount allowed by the law applicable to such Bank, and any excess shall be credited by such Bank on the principal amount of the Indebtedness of the Company owed to such Bank (or, if the principal amount of such Indebtedness shall have been paid in full, to the extent such interest has been received by a Bank it shall be refunded by such Bank to the Company). The provisions of this Section 11.15(a) shall control over all other provisions of this Agreement which may be in apparent conflict herewith. The parties further stipulate and agree that, without limitation on the foregoing, all calculations of the rate or amount of interest contracted for, taken, reserved, charged or received under any of this Agreement which are made for the purpose of determining whether such rate or amount exceed the Highest Lawful Rate shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading during the period of the full stated term of the Indebtedness, and if longer and if permitted by applicable law, until payment in full, all interest at any time so contracted for, taken, reserved, charged, or received.

         (b) If at any time the effective rate of interest which would otherwise apply to any Indebtedness arising under this Agreement would exceed the Highest Lawful Rate applicable to any Bank (taking into account the interest rate applicable to such Indebtedness pursuant to the other provisions of this Agreement, plus all additional charges and consideration which have been contracted for, taken, reserved, charged, or received under this Agreement, or any of them, and which additional charges or consideration (the "Additional Charges") constitute interest with respect to such Indebtedness), the effective interest rate to apply to such Indebtedness made by such Bank shall be limited to the Highest Lawful Rate, but any subsequent reductions in the interest rate applicable to such Indebtedness owed to such Bank shall not reduce the effective interest rate to apply to such Indebtedness owed to such Bank below the Highest Lawful Rate applicable to such Bank until the total amount of interest accrued on such Indebtedness equals the amount of interest which would have accrued if the interest rate from time to time applicable to such Indebtedness owed to such Bank had at all times been in effect with respect to such Indebtedness pursuant to other provisions of this Agreement and if the Banks had collected all Additional Charges called for under this Agreement. If at maturity or final payment of such Bank's Loans and all the amounts owed pursuant to this Agreement, the total amount of interest accrued under this Agreement on such Bank's Loans (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to amounts owed hereunder, and taking into account the limitations of the first sentence of this Section 11.15(b)) is less than the total amount of interest which would have accrued if the interest rate or interest rates applicable to the Indebtedness from time to time outstanding hereunder had at all times been in effect pursuant to the other provisions of this Agreement, then the Company agrees, to the fullest extent permitted by the laws applicable to such Bank, to pay to such Bank an amount equal to the difference between (i) the lesser of (1) the amount of interest which would have accrued hereunder on such Bank's Loans if the Highest Lawful Rate had at all times been in effect (but excluding, for purposes of calculating such amount of interest, any Additional Charges which constitute interest with respect to such Bank's Loans) or (2) the amount of interest which would have accrued hereunder on such Bank's Loans if the interest rate or interest rates applicable to the Indebtedness from time to time outstanding hereunder had at all times been in effect pursuant to the other provisions of this Agreement (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to this Agreement) less (ii) the amount of interest actually accrued hereunder on such Bank's Loans (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to such Bank's Loans).

         11.16 Confidentiality. Each of the Administrative Agent, the Co-Agents and the Banks hereby agrees that all information, including financial information, which is non-public, disclosed to any Bank by the Company pursuant to this Agreement will be kept confidential and will not, without the prior written consent of the Company, be disclosed in any manner whatsoever, in whole or in part, except that such Bank shall be permitted to disclose such information (a) to any regulatory agencies having jurisdiction over such Bank in connection with their regulatory functions, (b) as required by law or court order or in connection with any investigation or proceeding, (c) to such Bank's affiliates, auditors, accountants and attorneys subject to such procedures as are reasonably calculated to maintain the confidentiality thereof and (d) to a Transferee or potential Transferee; provided that such Transferee or potential Transferee has entered into a written agreement containing provisions equivalent to this Section 11.16 regarding the confidentiality and non-disclosure of such information.

         11.17 Existing Credit Agreement. The Company and each of the Original Banks hereby agree that the commitments under the Existing Credit Agreement shall, effective upon the Effective Date, be automatically and immediately terminated. In connection with the foregoing, each of the Original Banks (the Original Banks constituting, in the aggregate, the "Required Banks" under and as defined in the Existing Credit Agreement) hereby agrees to waive the requirement that the Company provide notice of such termination under Section 2.02 of the Existing Credit Agreement.

         11.18 Judgment in a Currency Other Than Dollars. The obligations of the Company hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars except to the extent to which such tender or recovery shall result in the effective receipt by the Banks of the full amount of the Dollars expressed to be payable hereunder, and accordingly such primary obligations of the Company shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of the Dollars expressed to be payable hereunder and shall not be effected by judgment being obtained for any other sums due under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                             ORYX ENERGY COMPANY

                             By: /s/ David F. Chavenson
                                 ----------------------
                                Title: Treasurer


                             BARCLAYS BANK PLC, as
                               Administrative Agent, as a
                               Co-Agent and as a Bank

                             By: /s/ Les Bek
                                 ----------------------
                                Title: Director


                             BANK OF AMERICA NATIONAL TRUST AND
                               SAVINGS ASSOCIATION, as a
                               Co-Agent and as a Bank

                             By: /s/ Michael J. Dillon
                                 ----------------------
                                Title: Vice President


                             MORGAN GUARANTY TRUST COMPANY
                               OF NEW YORK, as a
                               Co-Agent and as a Bank

                             By: /s/ Philip W. McNeal
                                 ----------------------
                                Title: Vice President


                             NATIONSBANK OF TEXAS, N.A.,
                               as Documentation Agent,
                               as a Co-Agent and as a Bank

                             By: /s/ William D. Clift
                                 ----------------------
                                Title: Senior Vice President


                             THE INDUSTRIAL BANK OF JAPAN, LTD.,
                               NEW YORK BRANCH, as Senior Lead
                               Manager and as a Bank

                             By: /s/ Junri Oda
                                 ----------------------
                                Title: Senior Vice President and
                                       Senior Manager

                             BANK OF MONTREAL
                             By: /s/ Marshall D. Smith
                                 ----------------------
                                Title: Director, U.S. Corporate
                                       Banking


                             THE BANK OF NEW YORK

                             By: /s/ Raymond J. Palmer
                                 ----------------------
                                Title: Vice President


                             BANK OF SCOTLAND

                             By: /s/ Elizabeth Wilson
                                 ----------------------
                                Title: Vice President and
                                       Branch Manager


                             THE BANK OF TOKYO LTD., DALLAS
                             AGENCY

                             By: /s/ John M . McIntyre
                                 ----------------------
                                Title: Vice President


                             BANQUE PARIBAS

                             By: /s/ Kenneth E. Moore, Jr.
                                 ----------------------
                                Title: Vice President

                             By: /s/ Robert S. Bowers, II
                                 ----------------------
                                Title: Vice President


                             BANKERS TRUST COMPANY

                             By: /s/ Robert R. Telesca
                                 ----------------------
                                Title: Assistant Vice President


                             CAISSE NATIONALE DE CREDIT AGRICOLE

                             By: /s/ Dean Balice
                                 ----------------------
                                Title: Senior Vice President and
                                       Branch Manager


                             THE CHASE MANHATTAN BANK, N.A.

                             By: /s/ Bettylou J. Robert
                                 ----------------------
                                Title: Vice President


                             CHEMICAL BANK

                             By: /s/ John F. Gehebe
                                 ----------------------
                                Title: Assistant Vice President


                             CHRISTIANIA BANK, NEW YORK BRANCH

                             By: /s/ Debra Dickehuth Ives
                                 ----------------------
                                Title: Vice President

                             By: /s/ Jahn Roising
                                 ----------------------
                                Title: First Vice President


                             CITIBANK, N.A.

                             By: /s/ Barbara A. Cohen
                                 ----------------------
                                Title: Vice President


                             CREDIT LYONNAIS,
                              CAYMAN ISLAND BRANCH

                             By: /s/ Xavier Ratouis
                                 ----------------------
                                Title: Authorized Signatory


                             CREDIT SUISSE

                             By: /s/ David J. Worthington
                                 ----------------------
                                Title: Member of Senior
                                       Management

                             By: /s/ Marilou Palenzuela
                                 ----------------------
                                Title: Member of Senior
                                       Management


                             DEN NORSKE BANK AS

                             By: /s/ Nelvin Farstad
                                 ----------------------
                                Title: Senior Vice President

                             By: /s/ Fran Meyers
                                 ----------------------
                                Title: Vice President


                             FIRST INTERSTATE BANK OF
                             TEXAS, N.A.

                             By: /s/ Ann M. Rhoads
                                 ----------------------
                                Title: Vice President


                             THE FIRST NATIONAL BANK OF CHICAGO

                             By: /s/ Daniel B. Catlin
                                 ----------------------
                                Title: Assistant Vice President


                             THE FUJI BANK LTD., HOUSTON AGENCY

                             By: /s/ Soichi Yoshida
                                 ----------------------
                                Title: Vice President and
                                       Senior Manager


                             THE LONG-TERM CREDIT BANK
                              OF JAPAN, LIMITED,
                              NEW YORK BRANCH

                             By: /s/ Satoru Otsubo
                                 ----------------------
                                Title: Joint General Manager


                             MIDLAND BANK, PLC,
                              NEW YORK BRANCH

                             By: /s/ Gregory B. Jansen
                                 ----------------------
                                Title: Director


                             THE MITSUBISHI TRUST &
                               BANKING CORPORATION

                             By: /s/ Masaaki Yamagishi
                                 ----------------------
                                Title: Chief Manager


                             THE ROYAL BANK OF CANADA

                             By: /s/ Gil J. Bernard
                                 ----------------------
                                Title: Senior Manager


                             NATIONAL WESTMINSTER BANK PLC,
                              NEW YORK BRANCH

                             By: /s/ Stephen R. Parker
                                 ----------------------
                                Title: Vice President


                             NATIONAL WESTMINSTER BANK PLC,
                              NASSAU BRANCH

                             By: /s/ Stephen R. Parker
                                 ----------------------
                                Title: Vice President

                              CONFORMED COPY


                            ORYX ENERGY COMPANY




                               $500,000,000

                        REVOLVING CREDIT AGREEMENT




                         Dated as of June 1, 1995

                             TABLE OF CONTENTS



                                                             Page

SECTION 1.  Amount and Terms of Credit . . . . . . . . . . .  1
    1.01  Revolving Credit Loans.. . . . . . . . . . . . . .  1
    1.02  Repayment of Revolving Credit Loans; Evidence of
         Debt. . . . . . . . . . . . . . . . . . . . . . . .  2
    1.03  Procedure for Revolving Credit Loan Borrowing. . .  2
    1.04  Disbursements of Funds With Respect to Revolving
         Credit Loans. . . . . . . . . . . . . . . . . . . .  3
    1.05  Conversions. . . . . . . . . . . . . . . . . . . .  4
    1.06  Pro Rata Borrowings. . . . . . . . . . . . . . . .  4
    1.07  Interest . . . . . . . . . . . . . . . . . . . . .  4
    1.08  Interest Periods; Continuations. . . . . . . . . .  5
    1.09  Increased Costs, Illegality, Etc.  . . . . . . . .  6
    1.10  Compensation . . . . . . . . . . . . . . . . . . .  9

SECTION 2.  Fees; Revolving Credit Commitments; Borrowing
    Base Determinations; Maximum Exposure. . . . . . . . . . 10
    2.01  Fees . . . . . . . . . . . . . . . . . . . . . . . 10
    2.02  Voluntary Reduction of Revolving Credit
         Commitment. . . . . . . . . . . . . . . . . . . . . 10
    2.03  Borrowing Base Determinations. . . . . . . . . . . 11
    2.04  Maximum Exposure . . . . . . . . . . . . . . . . . 17

SECTION 3.  Payments . . . . . . . . . . . . . . . . . . . . 17
    3.01  Voluntary Prepayments. . . . . . . . . . . . . . . 17
    3.02  Mandatory Prepayments of Borrowing Base
         Indebtedness. . . . . . . . . . . . . . . . . . . . 18
    3.03  Method and Place of Payment. . . . . . . . . . . . 19
    3.04  Net Payments . . . . . . . . . . . . . . . . . . . 19

SECTION 4.  Letters of Credit; Bid Loans . . . . . . . . . . 21
    4.01  L/C Commitment.. . . . . . . . . . . . . . . . . . 21
    4.02  Procedure for Issuance of Letters of Credit. . . . 23
    4.03  Fees, Commissions and Other Charges. . . . . . . . 23
    4.04  L/C Participations . . . . . . . . . . . . . . . . 24
    4.05  Reimbursement Obligation of the Company. . . . . . 25
    4.06  Obligations Absolute . . . . . . . . . . . . . . . 26
    4.07  Letter of Credit Payments. . . . . . . . . . . . . 26
    4.08  Application. . . . . . . . . . . . . . . . . . . . 27
    4.09  Procedure for Bid Loan Borrowing . . . . . . . . . 27

SECTION 5.  Conditions Precedent . . . . . . . . . . . . . . 31
    5.01  Agreement. . . . . . . . . . . . . . . . . . . . . 31
    5.02  Officer's Certificate. . . . . . . . . . . . . . . 31
    5.03  Opinions of Counsel. . . . . . . . . . . . . . . . 31
    5.04  Organizational Documents; Corporate Proceedings. . 31
    5.05  Fees . . . . . . . . . . . . . . . . . . . . . . . 32
    5.06  Reserve and NPV Report . . . . . . . . . . . . . . 32
    5.07  No Default; Etc. . . . . . . . . . . . . . . . . . 32
    5.08  Conditions Precedent to Subsequent Loans and
          Letters of Credit . . . . . . . . . . . . . . . .  32

SECTION 6.  Representations and Warranties . . . . . . . . . 33
    6.01  Corporate Status . . . . . . . . . . . . . . . . . 33
    6.02  Corporate Power and Authority. . . . . . . . . . . 33
    6.03  No Violation . . . . . . . . . . . . . . . . . . . 33
    6.04  Litigation . . . . . . . . . . . . . . . . . . . . 34
    6.05  Financial Statements . . . . . . . . . . . . . . . 34
    6.06  Governmental Approvals . . . . . . . . . . . . . . 35
    6.07  Use of Proceeds; Regulation U. . . . . . . . . . . 35
    6.08  Investment Company Act . . . . . . . . . . . . . . 35
    6.09  Public Utility Holding Company Act . . . . . . . . 35
    6.10  True and Complete Disclosure . . . . . . . . . . . 35
    6.11  No Default . . . . . . . . . . . . . . . . . . . . 36
    6.12  Ownership of Property. . . . . . . . . . . . . . . 36

SECTION 7.  Covenants. . . . . . . . . . . . . . . . . . . . 36
    7.01  Financial Statements and Reports . . . . . . . . . 36
    7.02  Notices. . . . . . . . . . . . . . . . . . . . . . 37
    7.03  Corporate Franchises . . . . . . . . . . . . . . . 38
    7.04  Payment of Taxes, Etc. . . . . . . . . . . . . . . 38
    7.05  Compliance with Laws, Etc. . . . . . . . . . . . . 39
    7.06  Maintenance of Property; Insurance . . . . . . . . 39
    7.07  Liens, Etc.  . . . . . . . . . . . . . . . . . . . 39
    7.08  Fundamental Changes. . . . . . . . . . . . . . . . 39
    7.09  Indebtedness . . . . . . . . . . . . . . . . . . . 39
    7.10  Interest Coverage. . . . . . . . . . . . . . . . . 41
    7.11  Limitation on Dividends, etc.  . . . . . . . . . . 42
    7.12  No Further Negative Pledges. . . . . . . . . . . . 42
    7.13  Inspection of Property; Books and Records;
          Discussions . . . . . . . . . . . . . . . . . . .  43
    7.14  Limitation on Investments, Loans and Advances. . . 43
    7.15  Limitation on Affiliate Transactions . . . . . . . 44
    7.16  Energy Partners and SOLP . . . . . . . . . . . . . 44
    7.17  Maintenance of Corporate Separateness. . . . . . . 44

SECTION 8.  Events of Default. . . . . . . . . . . . . . . . 45
    8.01  Principal. . . . . . . . . . . . . . . . . . . . . 45
    8.02  Interest and Other Amounts . . . . . . . . . . . . 45
    8.03  Representations and Warranties . . . . . . . . . . 45
    8.04  Certain Covenants. . . . . . . . . . . . . . . . . 45
    8.05  Covenants. . . . . . . . . . . . . . . . . . . . . 45
    8.06  Indebtedness . . . . . . . . . . . . . . . . . . . 45
    8.07  Bankruptcy, Etc. . . . . . . . . . . . . . . . . . 46
    8.08  ERISA. . . . . . . . . . . . . . . . . . . . . . . 47
    8.09  Judgments. . . . . . . . . . . . . . . . . . . . . 47
    8.10  Ownership; Directors . . . . . . . . . . . . . . . 47

SECTION 9.  The Administrative Agent and the Co-Agents . . . 49
    9.01  Appointment. . . . . . . . . . . . . . . . . . . . 49
    9.02  Delegation of Duties . . . . . . . . . . . . . . . 49
    9.03  Exculpatory Provisions . . . . . . . . . . . . . . 49
    9.04  Reliance by Administrative Agent and the Co-
         Agents. . . . . . . . . . . . . . . . . . . . . . . 50
    9.05  Notice of Default. . . . . . . . . . . . . . . . . 50
    9.06  Non-Reliance on Administrative Agent, Co-Agents
         and Other Banks . . . . . . . . . . . . . . . . . . 51
    9.07  Indemnification. . . . . . . . . . . . . . . . . . 51
    9.08  Administrative Agent and Co-Agent in their
         Individual Capacities . . . . . . . . . . .. . . .. 52
    9.09  Successor Administrative Agent or Co-Agent . . . . 52

SECTION 10.  Definitions . . . . . . . . . . . . . . . . . . 53

SECTION 11.  Miscellaneous . . . . . . . . . . . . . . . . . 76
    11.01  Payment of Expenses; Etc. . . . . . . . . . . . . 76
    11.02  Right of Setoff . . . . . . . . . . . . . . . . . 77
    11.03  Notices . . . . . . . . . . . . . . . . . . . . . 77
    11.04  Effectiveness; Successors and Assigns;
         Participations; Purchasing Banks. . . . . . . . . . 78
    11.05  No Waiver; Remedies Cumulative. . . . . . . . . . 83
    11.06  Payments Pro Rata . . . . . . . . . . . . . . . . 84
    11.07  Calculations; Computations. . . . . . . . . . . . 84
    11.08  Governing Law; Submission to Jurisdiction;
         Venue . . . . . . . . . . . . . . . . . . . . . . . 85
    11.09  Counterparts. . . . . . . . . . . . . . . . . . . 86
    11.10  Headings Descriptive. . . . . . . . . . . . . . . 86
    11.11  Amendment or Waiver . . . . . . . . . . . . . . . 86
    11.12  Survival. . . . . . . . . . . . . . . . . . . . . 87
    11.13  Domicile of Loans . . . . . . . . . . . . . . . . 87
    11.14  WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . 87
    11.15  Interest. . . . . . . . . . . . . . . . . . . . . 88
    11.16  Confidentiality . . . . . . . . . . . . . . . . . 89
    11.17  Existing Credit Agreement . . . . . . . . . . . . 90
    11.18  Judgment in a Currency Other Than Dollars . . . . 90

SCHEDULE A         PRICING GRID
ANNEX I       COMMITMENTS
ANNEX II  LIENS
ANNEX III     SUBSIDIARIES

EXHIBIT A-1   Form of Revolving Credit Note
EXHIBIT A-2   Form of Bid Loan Note
EXHIBIT B-1   Form of Opinion of Cravath, Swaine & Moore
EXHIBIT B-2   Form of Opinion of William C. Lemmer
EXHIBIT C-1   Form of Bid Loan Confirmation
EXHIBIT C-2   Form of Bid Loan Offer
EXHIBIT C-3   Form of Bid Loan Request
EXHIBIT D     Form of Assignment and Acceptance

Schedule A




                                 PRICING GRID







Total Indebtedness to
Cash Flow Ratio
Less than or equal to 2.0
>2.0
Less than or equal to 2.5
>2.5
Less than or equal to 2.75
>2.75
Less than or equal to 3.25
>3.25
Less than or equal to 3.75
>3.75


Applicable Margin for
Eurodollar Loans:

 .75%

1.125%

1.375%

1.75%

2.0%

2.5%


Applicable Margin for
Base Rate Loans:

0

 .125%

 .375%

 .75%

1.0%

1.5%


Commitment Fee:
 .375%
 .375%
 .50%
 .50%
 .50%
 .50%



For purposes of determining the Applicable Margin and Commitment Fee for any date, the Total Indebtedness to Cash Flow Ratio shall be the Total
Indebtedness to Cash Flow Ratio as of the last day of the fiscal quarter most recently ended prior to such date for which the Company shall have delivered to the Administrative Agent the compliance certificate required by Section 7.01(c); provided that, at any time prior to the date by which the first compliance certificate is required to be delivered by the Company under Section 7.01(c), the Total Indebtedness to Cash Flow Ratio shall be deemed, solely for purposes of determining the Applicable Margin and
Commitment Fee, to be greater than 3.25 to 1 but less than or equal to 3.75 to 1; and provided further that at any time during which the Company is in default of its obligation to deliver a compliance certificate required to be delivered under Section 7.01(c) by the last date following the end of the preceding quarter or fiscal year, as the case may be, by which the
Company can deliver such compliance certificate without being in default of such obligation, the Total Indebtedness to Cash Flow Ratio shall be deemed, solely for the purposes of determining the Applicable Margin and Commitment
Fee, to be greater than 3.75 to 1 until such time as the Company shall deliver such compliance certificate.